                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K


                    CURRENT REPORT PURSUANT TO SECTION 13 OR
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                              SEPTEMBER 17, 1997

           Commission File Number 1-9319                                    Commission File  Number 1-9320

           PATRIOT AMERICAN HOSPITALITY,                                     PATRIOT AMERICAN HOSPITALITY
                       INC.                                                        OPERATING COMPANY
------------------------------------------------------    --------------------------------------------------------------------
(Exact name of registrant as specified in its charter)            (Exact name of registrant as specified in its charter)

                     Delaware                                                          Delaware
------------------------------------------------------    --------------------------------------------------------------------
          (State or other jurisdiction of                                   (State or other jurisdiction of
          incorporation or organization)                                    incorporation or organization)

                    94-0358820                                                        94-2878485
------------------------------------------------------    --------------------------------------------------------------------
       (I.R.S. Employer Identification No.)                               (I.R.S. Employer Identification No.)

3030 LBJ Freeway, Suite 1500                              3030 LBJ Freeway, Suite 1500
Dallas, Texas                                   75234     Dallas, Texas                                                 75234
------------------------------------------------------    --------------------------------------------------------------------
(Address of principal executive offices)    (Zip Code)    (Address of principal executive offices)                  (Zip Code)

                  (972) 888-8000                                                    (972) 888-8000
------------------------------------------------------    --------------------------------------------------------------------
(Registrant's telephone number, including area code)                   (Registrant's telephone number, including area code)
------------------------------------------------------    --------------------------------------------------------------------

_______________________________________________________   ____________________________________________________________________

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY


ITEM 5.  OTHER EVENTS

The Merger and Stock Split

     On July 1, 1997, the entities formerly known as Patriot American Hospitality, Inc. ("Old Patriot REIT") and California Jockey Club ("Cal Jockey") consummated a merger pursuant to which Old Patriot REIT merged with and into Cal Jockey, with Cal Jockey being the surviving legal entity (the "Cal Jockey Merger"). Cal Jockey's shares of common stock are paired and trade together with the shares of common stock of Bay Meadows Operating Company ("Bay Meadows") as a single unit pursuant to a stock pairing arrangement. In connection with the Cal Jockey Merger, Cal Jockey changed its name to Patriot American Hospitality, Inc. ("Patriot REIT") and Bay Meadows changed its name to Patriot American Hospitality Operating Company ("Patriot Operating Company"). Patriot REIT and Patriot Operating Company are collectively referred to herein as the "Patriot Companies." By operation of the Cal Jockey Merger, each issued and outstanding share of Old Patriot REIT's common stock was converted into 0.51895 shares of Patriot REIT's common stock and 0.51895 shares of Patriot Operating Company's common stock (prior to giving effect to the 1.927-for-1 stock split discussed below).

     On July 10, 1997, the respective Boards of Directors of Patriot REIT and Patriot Operating Company declared a 1.927-for-1 stock split on its shares of common stock effected in the form of a stock dividend distributed on July 25, 1997 to shareholders of record on July 15, 1997.

     Unless otherwise indicated, all references in the pro forma financial statements to the number of shares, per share amounts, and market prices of the common stock and options to purchase common stock have been restated to reflect the impact of the conversion of each share of Old Patriot REIT common stock into
0.51895 paired shares issued in the Cal Jockey Merger and the 1.927-for-1 stock split. In addition, all references in the pro forma financial statements to the number of shares, per share amounts, and market prices of the common stock and options to purchase common stock related to periods prior to Old Patriot REIT's 2-for-1 stock split distributed in March 1997 have been restated to reflect the impact of such stock split.

Acquisition of Properties

     Since June 30, 1997, Patriot REIT, through Patriot American Hospitality Partnership, L.P. (the "Patriot REIT Partnership") and its subsidiaries, has invested approximately $255.4 million in the acquisition of 13 hotels with a total of 3,305 rooms (the "Recent Acquisitions").

     In July 1997, Patriot REIT acquired 90% of the equity interests in four separate limited liability companies which own the 266-room Holiday Inn Westlake, the 196-room Radisson Beachwood, and the 113-room Courtyard by Marriott Beachwood, all in Cleveland, Ohio and the 130-room Radisson Hotel in Akron, Ohio (the "Snavely Portfolio") for an aggregate purchase price of approximately $51 million. Patriot REIT's contribution was financed primarily with funds drawn on the Patriot Companies' revolving credit facility. The Radisson Beachwood Hotel is subject to a mortgage loan with a financial institution with a principal balance of approximately $5.8 million. In addition, Patriot REIT, through the Patriot REIT Partnership and its subsidiaries, acquired the 224-room Holiday Inn at the San Francisco International Airport; the 323-room Ramada Inn at the San Francisco International Airport; the 219-room Ambassador West, a Grand Heritage Hotel in Chicago, Illinois; and the 124-room Union Station Hotel, a Grand Heritage Hotel in Nashville, Tennessee for an aggregate purchase price of approximately $60.6 million. These acquisitions were financed primarily with the proceeds from the sale of certain land described below and with funds drawn on the Patriot Companies' revolving credit facility.

     In August 1997, Patriot REIT, through the Patriot REIT Partnership and its subsidiaries, acquired the 227-room Park Shore Hotel in Honolulu, Hawaii for a purchase price of approximately $23.6 million. The acquisition was financed primarily with funds drawn on the Patriot Companies' revolving credit facility. The following unaudited Pro Forma Condensed Combined Statements of Operations do not include the results of operations of the Park Shore Hotel.

     On September 4, 1997, Patriot REIT, through a consolidated partnership in which the Patriot REIT Partnership owns an 85% general partnership interest and an affiliate of Doubletree Hotels Corporation owns a 15% limited partnership interest, acquired four Doubletree Hotels in Houston, Texas, Anaheim, California, St. Louis, Missouri and Overland Park, Kansas, with an aggregate of 1,483 rooms, from Metropolitan Life Insurance Company (the "Met-Doubletree Hotels"). The Met-Doubletree Hotels were acquired for an aggregate purchase price of approximately $147.3 million, which was financed through mortgage debt of $98.9 million and cash contributions to the partnership of approximately $26.3 million by the Patriot REIT Partnership and $7.1 million by the affiliate of Doubletree Hotels Corporation. Patriot REIT Partnership's cash contribution was financed primarily with funds drawn on the Patriot Companies' revolving credit facility. In addition, the Patriot Companies issued 614,046 paired units of limited partnership interest in the Patriot REIT Partnership and the Patriot Operating Partnership, valued at approximately $15 million (based on the average market price of the Patriot Companies' common stock for the 20 days prior to the closing of the acquisition).

     In addition, in August 1997, the Patriot Companies acquired Grand Heritage Hotels, a hotel management and marketing company, and other Grand Heritage subsidiaries including Grand Heritage Leasing, L.L.C. which leased three hotels from Patriot REIT (the "Grand Heritage Acquisition"). The total acquisition price for the Grand Heritage Acquisition was approximately $22.5 million which was financed primarily through the issuance of 931,972 Class A preferred units of limited partnership interest in Patriot American Hospitality Operating Partnership, L.P., a subsidiary of Patriot Operating Company (the "Patriot Operating Partnership"). The following unaudited Pro Forma Condensed Combined Statements of Operations assume that Patriot Operating Company acquired the three Grand Heritage Leasing, L.L.C. hotel leases, but do not include the results of operations of the management company operations of Grand Heritage Hotels and its other subsidiaries.

Land Sale

     On July 14, 1997, Patriot REIT sold approximately 174 acres of land in San Mateo, California, representing substantially all of the land which was owned by Cal Jockey prior to the Cal Jockey Merger, to an affiliate of PaineWebber Incorporated ("PaineWebber") for a purchase price of approximately $80.9 million (the "PaineWebber Land Sale"). These funds were placed in a restricted trust account in order to facilitate a tax-deferred, like-kind exchange through the acquisition of suitable hotel properties. During July 1997, three suitable hotels (the Holiday Inn at the San Francisco International Airport, the Ambassador West Hotel and the Union Station Hotel) were acquired using a portion of the proceeds from this restricted account. Patriot REIT retained ownership of the improvements located on the land, including the Bay Meadows Racecourse (the "Racecourse") and its related facilities. Simultaneously with the consummation of the PaineWebber Land Sale, the PaineWebber affiliate and Patriot REIT entered into a ground lease covering a portion of the land on which the Racecourse is situated for a term of seven years. The lease provides for quarterly rental payments of $750,000 through March 1998, $812,500 through March 1999, $875,000 through March 2000, $1,000,000 through March 2002 and $1,250,000 through July 2004. Additionally, Patriot REIT subleased the Racecourse land and leased the related improvements to Patriot Operating Company in order to permit Patriot Operating Company to continue horseracing operations at the Racecourse through the term of Patriot REIT's lease. The sublease is for a term of seven years with annual payments based on percentages of revenue generated. In addition, Patriot REIT has leased certain land adjacent to the Racecourse to Borders, Inc. (the "Borders Lease") for an initial term of 20 years with a fixed net annual rent of $278,500 for years 1 through 10, $362,050 for years 11 through 15 and $416,350 for years 16 through 20. In connection with the sale, Patriot REIT assigned all of its rights and benefits under existing leases, contracts, permits and entitlements relating to the land sold (excluding the Borders Lease) to the PaineWebber affiliate, and the PaineWebber affiliate assumed all of Patriot REIT's development obligations including, but not limited to, all obligations for on and off-site improvements and all obligations under existing lease and contracts. The parties have the option to renew such leases upon their expiration under certain circumstances.

New Revolving Credit Facility and Term Loan

     On July 21, 1997, Patriot REIT and Patriot Operating Company entered into a revolving credit facility with Paine Webber Real Estate Securities, Inc. ("Paine Webber Real Estate"), The Chase Manhattan Bank ("Chase") and certain other lenders (collectively, the "Lenders") for a three-year $700 million unsecured revolving line of credit (the "Revolving Credit Facility"). Borrowings have been made under the Revolving Credit Facility to repay all outstanding amounts under Old Patriot REIT's secured line of credit with Paine Webber Real Estate (the "Old Line of Credit"). The Revolving Credit Facility also will be used for acquisition of additional properties, businesses and other assets, for capital expenditures and for general working capital purposes. The interest rate for the Revolving Credit Facility ranges from LIBOR plus 1.0% to 2.0% (depending on the Patriot Companies' leverage ratio or investment grade ratings received from the rating agencies) or the customary alternate base rate announced from time to time plus 0.0% to 0.5% (depending on the Patriot Companies' leverage ratio).
The interest rate currently in effect for the Revolving Credit Facility is 7.625% per annum.

     Additionally, Patriot REIT has entered into a commitment letter with Paine Webber Real Estate and Chase for a $500 million term loan (the "Term Loan"). It is anticipated that the Term Loan will be secured by specific assets and properties of the Patriot Companies that will be transferred to a special purpose "bankruptcy remote" entity. The Term Loan will be used to finance payments to be made in connection with the acquisition of certain properties and is expected to have an interest rate per annum equal to LIBOR plus 1.75%.

     Effective August 4, and August 5, 1997, the Patriot Companies entered into two interest rate swap arrangements to swap floating rate LIBOR-based interest rates for fixed rate interest amounts as a hedge against $250 million of the $700 million Revolving Credit Facility. As discussed above, the interest rate currently in effect for borrowings under the Revolving Credit Facility is 7.625% per annum. Each of the interest rate swaps covers $125 million of borrowings under the Revolving Credit Facility and fixes the LIBOR portion of the Revolving Credit Facility interest rate at 6.09% and 6.255%, respectively. The interest rate swap arrangements expire November 2002.

Mortgage Loans and Other Investments

     In June 1997, Patriot REIT loaned approximately $20.5 million to a partnership affiliated with members of CHC Lease Partners relating to the Doubletree Hotel in Glenview, Illinois which is owned by the partnership. During July 1997, Patriot REIT loaned approximately $25.6 million to another partnership affiliated with members of CHC Lease Partners, relating to the Sheraton Gateway Hotel in Miami (also known as the Sheraton River House Hotel) which is owned by such partnership. Both loans mature in two years, bear
interest at a rate per annum equal to 30-day   LIBOR plus 2.75%, and are secured
by first priority liens on the respective hotels. Additionally, Patriot REIT has purchased two additional loans from a financial institution on which partnerships affiliated with the members of CHC Lease Partners are borrowers for an aggregate purchase price of $57 million. One of the purchased loans, in the principal amount of approximately $30.7 million, matures in December 2000 and bears interest at a rate per annum equal to 8.0% until November 30, 1997, 8.5% from December 1, 1997 until November 30, 1999, and 9.0% from December 1, 1999 until December 1, 2000. The second purchased loan, in the principal amount of approximately $24.4 million, matures on December 31, 1999 and bears interest at a rate per annum equal to 8.0% until December 31, 1997 and 9.5% from January 1, 1998 until December 31, 1999. Each of the purchased loans is secured by first priority liens on the respective hotels. The notes contain certain penalties for early repayment. In connection with such loans, Patriot REIT has entered into a short-term financing arrangement with an affiliate of Paine Webber Real Estate, whereby such affiliate loaned Patriot REIT $103 million through April 15, 1998
at a rate equal to the greater of 30-day   LIBOR plus 1.75% or the borrowing
rate on the Revolving Credit Facility. This financing is secured by a collateral assignment of the mortgage loans encumbering the four hotels. CHC Lease Partners currently leases 25 of Patriot REIT's hotels and is Patriot REIT's largest independent Lessee.

     On August 1, 1997, Patriot Operating Company purchased a participating loan from National Resort Ventures, L.P., a Delaware limited partnership, related to the 1,013-room Buena Vista Palace Hotel in Orlando, Florida for $23.75 million in cash (the "Participating Note"). The Buena Vista Palace Hotel is owned by a joint venture between Equitable Life Insurance Company who owns a 55% interest and Hotel Venture Partners, Ltd., a Florida limited partnership, who owns a 45% interest. The Participating Note is subordinated to a ground lease, a $51,000 first leasehold mortgage loan and a separate $8.5 million participating loan.

Public Offering of Securities

     In August 1997, the Patriot Companies completed a public offering of 10,580,000 paired shares of common stock (including 1,380,000 paired shares of common stock issued upon exercise of the underwriters' over-allotment option), with net proceeds (less underwriter discount and expenses) of approximately $240.4 million. The net proceeds were primarily used to reduce the outstanding debt under the Revolving Credit Facility.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS

(A)  FINANCIAL STATEMENTS OF PROPERTIES ACQUIRED

     The index to the financial information for Minneapolis Hotels (which include the Sheraton Park Place Hotel and the Luxeford Suites Hotel); the Met Life Hotels (which include the Doubletree Allen Center in Houston, Texas; the Doubletree Downtown Hotel in Tulsa, Oklahoma; the Doubletree Hotel in Orange, California; the Doubletree Hotel and Conference Center in St. Louis, Missouri; the Doubletree Post Oak in Houston, Texas; and the Doubletree Hotel in Overland Park, Kansas) and the Snavely Hotels (which include the Holiday Inn Westlake, the Radisson Beachwood Hotel, the Courtyard by Marriott Beachwood Hotel and the Radisson Hotel in Akron,
     Ohio) are included on page F-1 of this report.


(B)  PRO FORMA FINANCIAL INFORMATION

     The index to the separate and combined pro forma financial information for Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company and for the Combined Lessees is included on page F-1 of this report.


(C)  EXHIBITS

     Exhibit
     Number                   Description
     ------    ----------------------------------------

     23.1      Consent of Coopers & Lybrand L.L.P.

                                   SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused the report to be signed on their behalf by the undersigned thereunto duly authorized.

DATED:  September 17, 1997

                        PATRIOT AMERICAN HOSPITALITY, INC.



                        By: /s/ Rex E. Stewart
                           -----------------------------------------------------
                           Rex E. Stewart
                           Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)



                        PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY



                         By: /s/ Rex E. Stewart
                            ----------------------------------------------------
                            Rex E. Stewart
                            Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                        INDEX TO FINANCIAL INFORMATION

                        PRO FORMA FINANCIAL INFORMATION

                                                                                                       Page
                                                                                                       -----
PATRIOT AMERICAN HOSPITALITY, INC. AND PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY:
  Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996
     (unaudited)....................................................................................     F-8
  Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 1997
     (unaudited)....................................................................................    F-10
  Pro Forma Condensed Combined Balance Sheet as of June 30, 1997 (unaudited)........................    F-13

PATRIOT AMERICAN HOSPITALITY INC.:
  Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996
     (unaudited)....................................................................................    F-16
  Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1997
     (unaudited)....................................................................................    F-18

PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY:
  Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996
     (unaudited)....................................................................................    F-20
  Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1997
     (unaudited)....................................................................................    F-22

COMBINED LESSEES:
  Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996
      (unaudited) and the six months ended June 30, 1997 (unaudited)................................    F-25


                       HISTORICAL FINANCIAL INFORMATION

MINNEAPOLIS HOTELS (THE SHERATON PARK PLACE HOTEL AND THE LUXEFORD SUITES HOTEL):
  Report of Independent Accountants -- Coopers & Lybrand L.L.P......................................    F-26
  Combined Balance Sheet as of December 31, 1996....................................................    F-27
  Combined Statements of Revenues Over Expenses for the year ended December 31, 1996
     and the six months ended June 30, 1996 and 1997 (unaudited)....................................    F-28
  Combined Statement of Changes in Stockholders' Equity for the year ended December 31, 1996
     and the six months ended  June 30, 1997 (unaudited)............................................    F-29
  Combined Statements of Cash Flows for the year ended December 31, 1996
     and the six months ended June 30, 1996 and 1997 (unaudited)....................................    F-30
  Notes to Combined Financial Statements............................................................    F-31

THE MET LIFE HOTELS (THE DOUBLETREE ALLEN CENTER IN HOUSTON, TEXAS; THE DOUBLETREE DOWNTOWN HOTEL
  IN TULSA, OKLAHOMA; THE DOUBLETREE HOTEL IN ORANGE, CALIFORNIA; THE DOUBLETREE HOTEL AND CONFERENCE
  CENTER IN ST. LOUIS, MISSOURI; THE DOUBLETREE POST OAK IN HOUSTON, TEXAS; AND THE DOUBLETREE HOTEL
  IN OVERLAND PARK, KANSAS):
  Report of Independent Accountants -- Coopers & Lybrand L.L.P......................................    F-38
  Combined Statements of Direct Revenues and Direct Operating Expenses for the year ended
     December 31, 1996 and the six months ended June 30, 1996 and 1997 (unaudited)..................    F-39
  Notes to Combined Statements of Direct Revenues and Direct Operating Expenses.....................    F-40

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                  INDEX TO FINANCIAL INFORMATION - CONTINUED

                                                                                                         PAGE
                                                                                                         ----
 SNAVELY HOTELS (THE HOLIDAY INN WESTLAKE, THE RADISSON BEACHWOOD HOTEL, THE COURTYARD BY MARRIOTT
 BEACHWOOD HOTEL AND THE RADISSON HOTEL IN AKRON, OHIO):
   Report of Independent Accountants -- Coopers & Lybrand L.L.P...................................        F-44
   Combined Balance Sheets as of June 30, 1997 (unaudited) and December 31, 1996..................        F-45
   Combined Statements of Operations the year ended December 31, 1996
       and for the six months ended June 30, 1996 and 1997 (unaudited)............................        F-46
   Combined Statement of Changes in Partners' Capital the year ended December 31, 1996
       and for the six months ended  June 30, 1997 (unaudited)....................................        F-47
   Combined Statements of Cash Flows for the year ended December 31, 1996
       and six months ended June 30, 1996 and 1997 (unaudited)....................................        F-48
   Notes to Combined Financial Statements.........................................................        F-49

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                 INTRODUCTION TO PRO FORMA FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)


     On July 1, 1997, pursuant to an Agreement and Plan of Merger (the "Cal Jockey Merger Agreement") between the entities formerly known as Patriot American Hospitality, Inc. ("Old Patriot REIT"), its subsidiary Patriot American Hospitality Partnership, L.P., a limited partnership (the "Patriot REIT Partnership"), California Jockey Club ("Cal Jockey") and Bay Meadows Operating Company ("Bay Meadows"), Old Patriot REIT merged with and into Cal Jockey, with Cal Jockey being the surviving legal entity (the "Cal Jockey Merger"). Cal Jockey's shares of common stock are paired and trade together with the shares of common stock of Bay Meadows as a single unit pursuant to a stock pairing arrangement. In connection with the Cal Jockey Merger, Cal Jockey changed its name to Patriot American Hospitality, Inc. ("Patriot REIT") and Bay Meadows changed its name to Patriot American Hospitality Operating Company ("Patriot Operating Company").

     By operation of the Cal Jockey Merger, each issued and outstanding share of common stock, no par value per share of Old Patriot REIT ("Old Patriot REIT Common Stock") was converted into 0.51895 shares of common stock, par value $0.01 per share of Patriot REIT ("Patriot REIT Common Stock") and 0.51895 shares of common stock, par value $0.01 per share of Patriot Operating Company ("Patriot Operating Company Common Stock"), which shares are paired and transferable only as a single unit. Each paired share of Cal Jockey and Bay Meadows common stock remains outstanding and represents the same number of paired shares of Patriot REIT Common Stock and Patriot Operating Company Common Stock.

     In connection with the Cal Jockey Merger, Bay Meadows formed an operating partnership (the "Patriot Operating Partnership") into which Bay Meadows contributed its assets in exchange for units of limited partnership interest ("OP Units") of the Patriot Operating Partnership, and Cal Jockey contributed certain of its assets to the Patriot REIT Partnership in exchange for OP Units of the Patriot REIT Partnership (collectively, the Patriot Operating Partnership and the Patriot REIT Partnership are referred to herein as the "Patriot Partnerships"). Upon completion of the Cal Jockey Merger and the transactions contemplated by the Cal Jockey Merger Agreement (the "Related Transactions"), substantially all of the operations of Patriot REIT and Patriot Operating Company will be conducted through the Patriot Partnerships and their subsidiaries.

     The following unaudited Pro Forma Financial Statements have been adjusted for the purchase method of accounting whereby the Bay Meadows Racecourse ("Racecourse") facilities and related leasehold improvements owned by Cal Jockey and Bay Meadows are adjusted to estimated fair market value. The Cal Jockey Merger has been accounted for as a reverse acquisition whereby Cal Jockey is considered to be the acquired company for accounting purposes.

     On July 10, 1997, the respective Boards of Directors of Patriot REIT and Patriot Operating Company declared a 1.927-for-1 stock split on its shares of common stock effected in the form of a stock dividend distributed on July 25, 1997 to shareholders of record on July 15, 1997.

     Unless otherwise indicated, all references in the pro forma financial statements to the number of shares, per share amounts, and market prices of the common stock and options to purchase common stock have been restated to reflect the impact of the conversion of each share of Old Patriot REIT Common Stock into
0.51895 paired shares issued in the Cal Jockey Merger and the 1.927-for-1 stock split. In addition, all references in the pro forma financial statements to the number of shares, per share amounts, and market prices of the common stock and options to purchase common stock related to periods prior to the 2-for-1 stock split on Old Patriot REIT Common Stock effected in the form of a stock dividend distributed on March 18, 1997 to shareholders of record on March 7, 1997 have been restated to reflect the impact of such stock split.

     As of June 30, 1997, Old Patriot REIT, through the Patriot REIT Partnership and its subsidiaries, owned 56 hotel properties in 22 states with an aggregate 13,355 guest rooms. Old Patriot REIT, through its wholly owned subsidiaries PAH GP, Inc. and PAH LP, Inc. owned an approximate 84.4% limited partnership interest in the Patriot REIT Partnership.

     Patriot REIT leases each of its hotels, except the Crowne Plaza Ravinia Hotel and the Marriott WindWatch Hotel, which are separately owned through special purpose entities, to lessees that are responsible for operating the hotels (the "Lessees"). The Lessees, in turn, have entered into separate agreements with hotel management entities (the "Operators") to manage the hotels. The Crowne Plaza Ravinia Hotel and the Marriott WindWatch Hotel were structured without lessees and are managed directly by an Operator.

     Patriot REIT holds approximate 99% non-controlling ownership interests in three special purpose entities (including the two entities that own the Crowne Plaza Ravinia Hotel and the Marriott WindWatch Hotel) (the "Non-Controlled Subsidiaries"). Patriot REIT's investments in these Non-Controlled Subsidiaries are accounted for using the equity method of accounting and Patriot REIT's share of their net income is reflected in Equity in Earnings of Unconsolidated Subsidiaries in the accompanying Pro Forma Financial Statements.

     Since June 30, 1997, Patriot REIT, through the Patriot REIT Partnership and its subsidiaries, has invested approximately $255,419 in the acquisition of 13 hotels with a total of 3,305 rooms (the "Recent Acquisitions").

     In July 1997, Patriot REIT acquired 90% of the equity interests in four separate limited liability companies which own the 266-room Holiday Inn Westlake, the 196-room Radisson Beachwood, and the 113-room Courtyard by Marriott Beachwood, all in Cleveland, Ohio and the 130-room Radisson Hotel in Akron, Ohio (the "Snavely Portfolio") for an aggregate purchase price of approximately $51,066. Patriot REIT's contribution was financed primarily with funds drawn on the Patriot Companies' revolving credit facility. The Radisson Beachwood Hotel is subject to a mortgage loan with a financial institution with a principal balance of approximately $5,774. In addition, Patriot REIT, through the Patriot REIT Partnership and its subsidiaries, acquired the 224-room Holiday Inn at the San Francisco International Airport; the 323-room Ramada Inn at the San Francisco International Airport; the 219-room Ambassador West, a Grand Heritage Hotel in Chicago, Illinois; and the 124-room Union Station Hotel, a Grand Heritage Hotel in Nashville, Tennessee for an aggregate purchase price of approximately $60,646. These acquisitions were financed primarily with the proceeds from the sale of certain land described below and with funds drawn on the Patriot Companies' revolving credit facility.

     In August 1997, Patriot REIT, through the Patriot REIT Partnership and its subsidiaries, acquired the 227-room Park Shore Hotel in Honolulu, Hawaii for a purchase price of approximately $23,574. The acquisition was financed primarily with funds drawn on the Patriot Companies' revolving credit facility. The following unaudited Pro Forma Condensed Combined Statements of Operations do not include the results of operations of the Park Shore Hotel.

     On September 4, 1997, Patriot REIT, through a consolidated partnership in which the Patriot REIT Partnership owns an 85% general partnership interest and an affiliate of Doubletree Hotels Corporation owns a 15% limited partnership interest, acquired four Doubletree Hotels in Houston, Texas, Anaheim, California, St. Louis, Missouri and Overland Park, Kansas, with an aggregate of 1,483 rooms (the "Met-Doubletree Hotels"). The Met-Doubletree Hotels were acquired for an aggregate purchase price of approximately $147,316, which was financed through mortgage debt of $98,893 and cash contributions to the partnership of approximately $26,300 by the Patriot REIT Partnership and $7,123 by the affiliate of Doubletree Hotels Corporation. Patriot REIT Partnership's cash contribution was financed primarily with funds drawn on the Patriot Companies' revolving credit facility. In addition, the Patriot Companies issued 614,046 paired units of limited partnership interest in the Patriot REIT Partnership and the Patriot Operating Partnership, valued at approximately $15,000 (based on the average market price of the Patriot Companies' common stock for the 20 days prior to the closing of the acquisition).

     In addition, in August 1997, the Patriot Companies acquired Grand Heritage Hotels, a hotel management and marketing company, and other Grand Heritage subsidiaries including Grand Heritage Leasing, L.L.C. which leased three hotels from Patriot REIT (the "Grand Heritage Acquisition"). The total acquisition price for the Grand Heritage Acquisition was approximately $22,500 which was financed primarily through the issuance of 931,972 Class A preferred OP Units of Patriot Operating Partnership. The following unaudited Pro Forma Condensed Combined Statements of Operations assume that Patriot Operating Company acquired the three Grand Heritage Leasing, L.L.C. hotel leases, but do not include the results of operations of the management company operations of Grand Heritage Hotels and its other subsidiaries.

     As of September 1, 1997, 43 of Patriot REIT's hotels are leased to independent Lessees (excluding the Park Shore Hotel acquired in August 1997), eight hotels are leased to PAH RSI, L.L.C., a limited liability company owned and controlled by certain executive officers of the Patriot

Companies ("PAH RSI Lessee"), and 15 hotels are leased to Patriot Operating Company (including the three hotel leases acquired in the Grand Heritage Acquisition).

     On July 14, 1997, Patriot REIT sold approximately 174 acres of land in San Mateo, California, representing substantially all of the land which was owned by Cal Jockey prior to the Cal Jockey Merger, to an affiliate of PaineWebber Incorporated ("PaineWebber") for a purchase price of approximately $80,864 (the "PaineWebber Land Sale"). These funds were placed in a restricted trust account in order to facilitate a tax-deferred, like-kind exchange through the acquisition of suitable hotel properties. During July 1997, three suitable hotels (the Holiday Inn at the San Francisco International Airport, the Ambassador West Hotel and the Union Station Hotel) were acquired using a portion of the proceeds from this restricted account. Patriot REIT retained ownership of the improvements located on the land, including the Racecourse and its related facilities. Simultaneously with the consummation of the PaineWebber Land Sale, the PaineWebber affiliate and Patriot REIT entered into a ground lease covering a portion of the land on which the Racecourse is situated for a term of seven years. The lease provides for quarterly rental payments of $750 through March 1998, $813 through March 1999, $875 through March 2000, $1,000 through March 2002 and $1,250 through July 2004. Patriot REIT has subleased the Racecourse land and leased the related improvements to Patriot Operating Company in order to permit Patriot Operating Company to continue horseracing operations at the Racecourse through the term of Patriot REIT's lease. The sublease is for a term of seven years with annual payments based on percentages of revenue generated. In addition, Patriot REIT has leased certain land adjacent to the Racecourse to Borders, Inc. (the "Borders Lease") for an initial term of 20 years with a fixed net annual rent of $279 for years 1 through 10, $362 for years 11 through 15 and $416 for years 16 through 20. In connection with the sale, Patriot REIT assigned all of its rights and benefits under existing leases, contracts, permits and entitlements relating to the land sold (excluding the Borders Lease) to the PaineWebber affiliate, and the PaineWebber affiliate assumed all of Patriot REIT's development obligations including, but not limited to, all obligations for on and off-site improvements and all obligations under existing lease and contracts. The parties have the option to renew such leases upon their expiration under certain circumstances.

     On July 21, 1997, the Patriot Companies entered into a revolving credit facility with Paine Webber Real Estate Securities, Inc. ("Paine Webber Real Estate"), The Chase Manhattan Bank ("Chase") and certain other lenders (collectively, the "Lenders") for a three-year $700,000 unsecured revolving line of credit (the "Revolving Credit Facility"). Borrowings have been made under the Revolving Credit Facility to repay all outstanding amounts under Old Patriot REIT's secured line of credit with Paine Webber Real Estate (the "Old Line of Credit"). The Revolving Credit Facility also will be used for acquisition of additional properties, businesses and other assets, for capital expenditures and for general working capital purposes. The interest rate for the Revolving Credit Facility ranges from LIBOR plus 1.0% to 2.0% (depending on the Patriot Companies' leverage ratio or investment grade ratings received from the rating agencies) or the customary alternate base rate announced from time to time plus 0.0% to 0.5% (depending on the Patriot Companies' leverage ratio). The interest rate currently in effect for the Revolving Credit Facility is 7.625% per annum.

     Additionally, Patriot REIT has entered into a commitment letter with Paine Webber Real Estate and Chase for a $500,000 term loan (the "Term Loan"). It is anticipated that the Term Loan will be secured by specific assets and properties of the Patriot Companies that will be transferred to a special purpose "bankruptcy remote" entity. The Term Loan will be used to finance payments to be made in connection with the acquisition of certain properties and is expected to have an interest rate per annum equal to LIBOR plus 1.75%.

     Effective August 4, and August 5, 1997, the Patriot Companies entered into two interest rate swap arrangements to swap floating rate LIBOR-based interest rates for fixed rate interest amounts as a hedge against $250,000 of the $700,000 Revolving Credit Facility. Each of the interest rate swaps covers $125,000 of borrowings under the Revolving Credit Facility and fixes the LIBOR portion of the Revolving Credit Facility interest rate at 6.09% and 6.255%, respectively. The interest rate swap arrangements expire November 2002. The following unaudited Pro Forma Condensed Combined Statements of Operations do not include adjustments to pro forma interest expense to reflect these interest rate swap arrangements.

     In June 1997, Patriot REIT loaned approximately $20,500 to a partnership affiliated with members of CHC Lease Partners relating to the Doubletree Hotel in Glenview, Illinois which is owned by the partnership. In July 1997, Patriot REIT loaned approximately $25,600 to another partnership affiliated with members of CHC Lease Partners, relating to the Sheraton Gateway Hotel in Miami (also known as the Sheraton River House Hotel) which is owned by such partnership. Both loans mature in two years, bear interest at a rate per annum equal to 30-day

LIBOR plus 2.75%, and are secured by first priority liens on the respective hotels. Additionally, Patriot REIT has purchased two additional loans from a financial institution on which partnerships affiliated with the members of CHC Lease Partners are borrowers for an aggregate purchase price of $57,000. One of the purchased loans, in the principal amount of approximately $30,700, matures in December 2000 and bears interest at a rate per annum equal to 8.0% until November 30, 1997, 8.5% from December 1, 1997 until November 30, 1999, and 9.0% from December 1, 1999 until December 1, 2000. The second purchased loan, in the principal amount of approximately $24,400, matures on December 31, 1999 and bears interest at a rate per annum equal to 8.0% until December 31, 1997 and 9.5% from January 1, 1998 until December 31, 1999. Each of the purchased loans is secured by first priority liens on the respective hotels. The notes contain certain penalties for early repayment. In connection with such loans, Patriot REIT has entered into a short-term financing arrangement with an affiliate of Paine Webber Real Estate (the "Paine Webber Mortgage Financing"), whereby such affiliate loaned Patriot REIT $103,000 through April 15, 1998 at a rate equal to the greater of 30-day LIBOR plus 1.75% or the borrowing rate on the Revolving Credit Facility. This financing is secured by a collateral assignment of the mortgage loans encumbering the four hotels. CHC Lease Partners currently leases 25 of Patriot REIT's hotels and is Patriot REIT's largest independent Lessee.

     On August 1, 1997, Patriot Operating Company purchased a participating loan from National Resort Ventures, L.P., a Delaware limited partnership, related to the 1,013-room Buena Vista Palace Hotel in Orlando, Florida for $23,750 in cash (the "Participating Note"). The Participating Note acquisition closed simultaneously with the closing of the public offering of common stock discussed below. The Buena Vista Palace Hotel is owned by a joint venture between Equitable Life Insurance Company who owns a 55% interest and Hotel Venture Partners, Ltd., a Florida limited partnership, who owns a 45% interest. The Participating Note is subordinated to a ground lease, a $51,000 first leasehold mortgage loan and a separate $8,500 participating loan.

     In August 1997, the Patriot Companies completed a public offering (the "Offering") of 10,580,000 paired shares of common stock (including 1,380,000 paired shares of common stock issued upon exercise of the underwriters' over-allotment option), with net proceeds (less underwriter discount and expenses) of approximately $240,400. The net proceeds were primarily used to reduce the outstanding debt under the Revolving Credit Facility.

     As of September 5, 1997, Patriot REIT owned interests in 69 hotels and resorts and held an approximate 88.2% ownership interest in the Patriot REIT Partnership. Patriot Operating Company held an approximate 87.2% ownership interest in the Patriot Operating Partnership. The following unaudited Pro Forma financial statements reflect ownership interests in the Patriot Partnerships of 88.2%.

     The following unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 of Patriot REIT and Patriot Operating Company are derived from the individual unaudited Pro Forma Condensed Consolidated Statements of Operations of Patriot REIT and Patriot Operating Company which are located elsewhere in this Joint Current Report. Such pro forma information is based in part upon:

     (i) the Separate and Combined Statements of Income of Cal Jockey and Bay Meadows filed with the Cal Jockey and Bay Meadows Annual Report on Form 10-K for the year ended December 31, 1996 and the Joint Quarterly Report on Form 10-Q for the six months ended June 30, 1997;
     (ii) the Consolidated Statements of Operations of Old Patriot REIT filed with the Old Patriot REIT Annual Report on Form 10-K for the year ended December 31, 1996 and the Joint Quarterly Report on Form 10-Q for the six months ended June 30, 1997;
     (iii) the historical financial statements of certain hotels acquired by Old Patriot REIT filed in Old Patriot REIT's Current Reports on Form 8-K dated April 2, 1996, as amended, December 5, 1996 and January 16, 1997, as amended;
     (iv) the historical financial statements of the Snavely Portfolio, the combined Minneapolis Hotels (Sheraton Park Place Hotel and Luxeford Suites Hotel) and the Met-Doubletree Hotels included in this Joint Current Report; and
     (v) the Pro Forma Condensed Combined Statements of Operations of the Lessees which are located elsewhere in this Joint Current Report.

     The following unaudited Pro Forma Condensed Combined Statements of Operations assume the following transactions have occurred at the beginning of the periods presented:

     (i) the Cal Jockey Merger and the Related Transactions have been consummated on terms set forth in the Cal Jockey Merger Agreement;
     (ii) the PaineWebber Land Sale has been consummated, the PaineWebber affiliate has leased that portion of the land upon which the Racecourse is situated to Patriot REIT, and Patriot REIT has subleased this land to Patriot Operating Company;
     (iii)   Patriot REIT has leased certain land to Borders, Inc.;
     (iv)    Patriot REIT has acquired the Recent Acquisitions;
     (v) the mortgage notes to affiliates of CHC Lease Partners have been funded;
     (vi) Patriot REIT has replaced the Old Line of Credit with the Revolving Credit Facility;
     (vii)   Patriot REIT has acquired the Participating Note; and
     (viii) the Offering of 10,580,000 paired shares of common stock has been completed.

     In management's opinion, all material adjustments necessary to reflect the effects of these transactions have been made. The following unaudited Pro Forma Condensed Combined Statements of Operations are not necessarily indicative of what the actual results of operations of Patriot REIT and Patriot Operating Company would have been assuming such transactions had been completed as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods. Further the unaudited Pro Forma Condensed Combined Statement of Operations for the interim period ended June 30, 1997 is not necessarily indicative of the results of operations for the full year.

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
 -------------------------------------------------------------------------------

                                                                          PATRIOT
                                                           PATRIOT        AMERICAN
                                                           AMERICAN      HOSPITALITY
                                                          HOSPITALITY,    OPERATING
                                                             INC.          COMPANY     ELIMINATION      PRO FORMA
                                                           RO FORMA       PRO FORMA      ENTRIES          TOTAL
                                                           --------       --------      --------         --------
                                                             (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
   Participating lease revenue...........................  $170,766       $     --      $(36,985)(A)     $133,781
   Hotel revenue.........................................        --        115,618            --          115,618
   Racecourse facility and land lease revenue............     5,945         51,946        (5,611)(B)       52,280
   Interest and other income.............................    10,502         16,635        (4,746)(C)       22,391
                                                           --------       --------      --------         --------
              Total revenue..............................   187,213        184,199       (47,342)         324,070
                                                           --------       --------      --------         --------
Expenses:
   Departmental costs -- hotel operations................        --         51,962            --           51,962
   Racing facility operations............................        --         46,351        (5,611)(B)       40,740
   Ground lease expense..................................     5,460             84            --            5,544
   General and administrative............................     9,901         16,566           (34)(C)       26,433
   Repair and maintenance................................        --          6,534            --            6,534
   Utilities.............................................        --          6,689            --            6,689
   Interest expense......................................    57,357            130        (4,712)(C)       52,775
   Real estate and personal property taxes and
    casualty insurance...................................    17,992            398            --           18,390
   Marketing.............................................        --         13,275            --           13,275
   Management fees.......................................        --          3,125            --            3,125
   Depreciation and amortization.........................    50,049          1,127            --           51,176
   Participating lease payments..........................        --         36,985       (36,985)(A)           --
                                                           --------       --------      --------         --------
              Total expenses.............................   140,759        183,226       (47,342)         276,643
                                                           --------       --------      --------         --------
Income before equity in earnings of unconsolidated
 subsidiaries, income tax provision and minority
 interests...............................................    46,454            973            --           47,427
   Equity in earnings of unconsolidated
     subsidiaries........................................     7,559             --            --            7,559
                                                           --------       --------      --------         --------
Income before income tax provision and minority
 interests...............................................    54,013            973            --           54,986
   Income tax provision..................................        --           (421)           --             (421)
                                                           --------       --------      --------         --------
Income (loss) before minority interests..................    54,013            552            --           54,565
   Minority interest in the Patriot Partnerships.........    (6,167)           (65)           --           (6,232)
   Minority interest in consolidated subsidiaries........    (1,754)            --            --           (1,754)
                                                           --------       --------      --------         --------
Net income applicable to common shareholders.............  $ 46,092       $    487    $       --         $ 46,579
                                                           ========       ========   ===========         ========

Net income per common paired share (E) (F)...............  $   0.69       $   0.01                       $   0.70
                                                           ========       ========                       ========
Weighted average number  of  common  paired
 shares and common paired share equivalents
 outstanding (F).........................................    67,047         67,047                         67,047
                                                           ========       ========                       ========

____________________________________________________
(A) Represents elimination of participating lease revenue and expense related to the 15 hotels leased by Patriot REIT to Patriot Operating Company.

(B) Represents elimination of rental income and expense related to the Racecourse facility and land leased by Patriot REIT to Patriot Operating Company.

(C) In connection with the Cal Jockey Merger, Patriot REIT Partnership subscribed for shares of Bay Meadows common stock (which became shares of Patriot Operating Company Common Stock in connection with the Cal Jockey Merger) in an amount equal to the number of shares of Patriot REIT Common Stock that were issued to Old Patriot REIT stockholders in the Cal Jockey Merger (the "Subscription Shares"). In addition, Patriot REIT Partnership similarly subscribed for units of limited partnership interest ("OP Units") in the Patriot Operating

     Partnership in an amount equal to the number of OP Units of Patriot REIT Partnership that were outstanding subsequent to the Cal Jockey Merger (the "Subscribed Units"). The subscription for the Subscribed Shares and the Subscribed Units was funded through the issuance of promissory notes in the aggregate amount of $58,901 (the "Subscription Notes") payable to Patriot Operating Company. The Subscription Notes accrue interest at a rate of 8% per annum and mature December 31, 1997. The pro forma adjustment represents the elimination of $4,712 of interest income and expense related to the Subscription Notes and other intercompany income and expense items.

(D) The pro forma amounts presented assume an average interest rate of 7.183% per annum (representing LIBOR plus 1.7%) on the amounts outstanding under the Revolving Credit Facility. An increase of 0.25% in the interest rate would increase pro forma interest expense to $54,088 and decrease net income applicable to common shareholders to $45,421. Net income per common share would be $0.68.

     In connection with the closing of the Revolving Credit Facility, deferred loan costs totaling approximately $13,192, including fees, legal and other expenses were incurred and amortization expense of approximately $4,397 is reflected in pro forma interest expense. Amortization of deferred loan costs is computed using the straight-line method over the 3-year loan term. As a result of the closing of the Revolving Credit Facility, deferred loan costs totaling approximately $2,910 related to the Old Line of Credit are to be written off. This amount will be reported as an extraordinary item in the Patriot Companies' results of operations and has been reflected as an adjustment to retained earnings for pro forma presentation purposes.

(E) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 Earnings Per Share ("Statement 128"). Statement 128 specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Management believes that adoption of Statement 128 will not have a material effect on earnings per share of the Patriot Companies.

(F) The net income per common paired share and the weighted average number of common paired shares and common paired share equivalents have been adjusted for (i) the March 1997 2-for-1 stock split on Old Patriot REIT Common Stock effected in the form of a stock dividend, (ii) the conversion of each share of Old Patriot REIT Common Stock into 0.51895 paired shares issued in the Cal Jockey Merger, and (iii) the July 1997 1.927-for-1 stock split effected in the form of a stock dividend.

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                PATRIOT
                                                              PATRIOT           AMERICAN
                                                              AMERICAN         HOSPITALITY
                                                             HOSPITALITY,       OPERATING
                                                                 INC.            COMPANY       ELIMINATION       PRO FORMA
                                                              PRO FORMA         PRO FORMA        ENTRIES           TOTAL
                                                             -----------      -------------   -------------      -----------
                                                                       (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
   Participating lease revenue.............................  $   93,169       $       --      $    (20,328)(A)   $    72,841
   Hotel revenue...........................................          --           60,403                --            60,403
   Racecourse facility and land lease revenue..............       2,802           22,538            (2,635)(B)        22,705
   Interest and other income...............................       6,927            8,609            (2,380)(C)        13,156
                                                             ----------       ----------      ------------       -----------
              Total revenue................................     102,898           91,550           (25,343)          169,105
                                                             ----------       ----------      ------------       -----------
Expenses:
   Departmental costs -- hotel operations..................          --           26,096                --            26,096
   Racing facility operations..............................          --           20,282            (2,635)(B)        17,647
   Ground lease expense....................................       2,665               41                --             2,706
   General and administrative..............................       6,629            7,635               (24)(C)        14,240
   Repair and maintenance..................................          --            3,206                --             3,206
   Utilities...............................................          --            3,151                --             3,151
   Interest expense........................................      28,891               27            (2,356)(C)        26,562
   Real estate and personal property taxes and
    casualty insurance.....................................       9,676              220                --             9,896
   Marketing...............................................          --            6,443                --             6,443
   Management fees.........................................          --            1,670                --             1,670
   Depreciation and amortization...........................      25,850              564                --            26,414
   Participating lease payments............................          --           20,328           (20,328)(A)            --
                                                             ----------       ----------      ------------       -----------
              Total expenses...............................      73,711           89,663           (25,343)          138,031
                                                             ----------       ----------      ------------       -----------
Income before equity in earnings of unconsolidated
 subsidiaries, income tax provision and minority
 interests.................................................      29,187            1,887                --            31,074
   Equity in earnings of unconsolidated
    subsidiaries...........................................       3,093               --                --             3,093
                                                             ----------       ----------      ------------       -----------
Income before income tax provision and minority
 interests.................................................      32,280            1,887                --            34,167

   Income tax provision....................................          --             (817)               --              (817)
                                                             ----------       ----------      ------------       -----------
Income before minority interests...........................      32,280            1,070                --            33,350
   Minority interest in the Patriot Partnerships...........      (3,693)            (126)               --            (3,819)
   Minority interest in consolidated subsidiaries..........        (979)              --                --              (979)
                                                             ----------       ----------      ------------       -----------
Net income (loss) applicable to common
shareholders...............................................  $   27,608       $      944      $         --       $    28,552
                                                             ==========       ==========      ============       ===========

Net income per common paired share (E) (F).................  $     0.41       $     0.01                         $      0.42
                                                             ==========       ==========                         ===========

Weighted average number  of  common  paired
 shares and common paired share equivalents
 outstanding (F)...........................................      67,047           67,047                              67,047
                                                             ==========       ==========                         ===========

_________________________________________
(A) Represents elimination of participating lease revenue and expense related to the 15 hotels leased by Patriot REIT to Patriot Operating Company.

(B) Represents elimination of rental income and expense related to the Racecourse facility and land leased by Patriot REIT to Patriot Operating Company.

(C) Represents the elimination of $2,356 of interest income and expense related to the Subscription Notes issued to Patriot Operating Company in connection with the subscription for shares of Patriot Operating Company Common Stock and Patriot Operating Partnership OP Units issued in connection with the Cal Jockey Merger and other intercompany income and expense items.

(D) The pro forma amounts presented assume an average interest rate of 7.264% per annum (representing LIBOR plus 1.7%) on the amounts outstanding under the Revolving Credit Facility. An increase of 0.25% in the interest rate would increase pro forma interest expense to $27,220 and decrease net income applicable to common shareholders to $27,971. Net income per common share would be unchanged. In connection with the closing of the Revolving Credit Facility, deferred loan costs totaling approximately $13,192, including fees, legal and other expenses were incurred and amortization expense of approximately $2,199 is reflected in pro forma interest expense. Amortization of deferred loan costs is computed using the straight-line method over the 3-year loan term. As a result of the closing of the Revolving Credit Facility, deferred loan costs totaling approximately $2,910 related to the Old Line of Credit are to be written off. This amount will be reported as an extraordinary item in the Patriot Companies' results of operations and has been reflected as an adjustment to retained earnings for pro forma presentation purposes.

(E) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 Earnings Per Share ("Statement 128"). Statement 128 specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Management believes that adoption of Statement 128 will not have a material effect on earnings per share of the Patriot Companies.

(F) After restatement to reflect the impact of the 1.927-for-1 stock split effected in the form of a stock dividend distributed on July 25, 1997 to shareholders of record on July 15, 1997.

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET


     The following unaudited Pro Forma Condensed Combined Balance Sheet assumes the following transactions have occurred as of June 30, 1997:

     (ix) the Cal Jockey Merger and the Related Transactions have been consummated on terms set forth in the Cal Jockey Merger Agreement;
     (x) the PaineWebber Land Sale has been consummated, the PaineWebber affiliate has leased that portion of the land upon which the Racecourse is situated to Patriot REIT, and Patriot REIT has subleased this land to Patriot Operating Company;
     (xi)   Patriot REIT has leased certain land to Borders, Inc.;
     (xii)  Patriot REIT has acquired the Recent Acquisitions;
     (xiii) the mortgage notes to affiliates of CHC Lease Partners have been funded;
     (xiv) Patriot REIT has replaced the Old Line of Credit with the Revolving Credit Facility;
     (xv)   Patriot REIT has acquired the Participating Note; and
     (xvi) the Offering of 10,580,000 paired shares of common stock has been completed.

     The following unaudited Pro Forma Condensed Combined Balance Sheet is derived from Old Patriot REIT's Consolidated Balance Sheet as of June 30, 1997 and Patriot REIT's and Patriot Operating Company's Combined Balance Sheet as of June 30, 1997 and should be read in conjunction with the financial statements filed with the Patriot Companies' Joint Quarterly Report on Form 10-Q for the six months ended June 30, 1997 (which included the financial statements of Old Patriot REIT as of and for the six months ended June 30, 1997). The following unaudited Pro Forma Condensed Combined Balance Sheet does not include adjustments to reflect the Grand Heritage Acquisition which the Patriot Companies acquired in August 1997.

     In management's opinion, all material adjustments necessary to reflect the effect of these transactions have been made.

     The Cal Jockey Merger has been accounted for as a reverse acquisition whereby Cal Jockey is considered to be the acquired company for accounting purposes. The unaudited Pro Forma Condensed Combined Balance Sheet reflects adjustments for the purchase method of accounting whereby the Bay Meadows Racecourse ("Racecourse") facilities and related leasehold improvements owned by Cal Jockey and Bay Meadows are adjusted to estimated fair market value and Cal Jockey's and Bay Meadows' historical shareholders' equity is eliminated. The following Pro Forma Condensed Combined Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of June 30, 1997, nor does it purport to represent the future financial position of Patriot REIT and Patriot Operating Company.

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1997
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                       OLD        PATRIOT
                                                     PATRIOT     COMPANIES      PRO FORMA ADJUSTMENTS
                                                                              --------------------------
                                                      REIT       COMBINED      CAL JOCKEY                       PRO FORMA
                                                   HISTORICAL    HISTORICAL    MERGER (A)     OTHER (B)           TOTAL
                                                  ------------  ------------  ------------  ------------      -------------
            ASSETS
Net investment in hotel and resort
 properties and land held for sale................. $1,011,940     $     --     $    --         $259,927   (C)   $1,271,867
 Net investment in Racecourse facility
  and related improvements.........................         --       21,080         485 (D)           --             21,565
Mortgage notes and other receivables
 from unconsolidated subsidiaries..................     77,324           --          --               --             77,324
Other mortgage notes and other
 receivables.......................................     30,896           --      (2,900)(E)      104,475 (F)        132,471
Investment in unconsolidated
 subsidiaries......................................     12,448           --                           --             12,448
Cash and cash equivalents..........................      8,975        4,256          --            7,338 (G)         20,569
Restricted cash....................................         --           --      80,864 (H)      (39,320)(I)         41,544
Accounts receivable................................     13,075          163          --               --             13,238
Goodwill...........................................         --           --     103,121 (J)           --            103,121
Deferred expenses, net.............................      9,656           --          --            6,094 (K)         15,750
Prepaid expenses and other assets..................     13,087          771          --            3,270 (L)         17,128
Deferred income taxes..............................         --          227          --               --                227
                                                    ----------      -------    --------         --------         ----------

            Total assets........................... $1,177,401      $26,497    $181,570         $341,784         $1,727,252
                                                    ==========      =======    ========         ========         ==========

        LIABILITIES AND
      SHAREHOLDERS' EQUITY
 Borrowings under a line of credit
  facility and mortgage notes...................... $  584,294     $     --     $    --         $ 74,303 (M)     $  658,597
 Accounts payable and accrued
  expenses.........................................     12,013        5,541      12,339 (N)        2,373 (O)         32,266
 Note payable......................................         --        2,900      (2,900)(E)           --                 --
Due to unconsolidated subsidiaries.................      6,314           --          --               --              6,314
Minority interest in the Patriot
 Partnerships......................................    118,151           --          --           15,000 (P)        133,151
Minority interest in consolidated
 subsidiaries......................................     15,767           --          --           12,223 (Q)         27,990
 Shareholders' equity:
      Preferred stock..............................         --           --          --               --                 --
      Common stock.................................         --          116         459 (R)          212 (T)            787
      Paid-in capital..............................    460,029       18,384     171,228 (S)      240,583 (T)        890,224
      Unearned stock compensation, net.............    (16,397)          --          --               --            (16,397)
      Retained earnings............................     (2,770)        (444)        444 (S)       (2,910)(U)         (5,680)
                                                    ----------      -------    --------         --------         ----------

            Total shareholders' equity.............    440,862       18,056     172,131          237,885            868,934
                                                    ----------      -------    --------         --------         ----------

            Total liabilities and shareholders'
             equity................................ $1,177,401      $26,497    $181,570         $341,784         $1,727,252
                                                    ==========      =======    ========         ========         ==========

____________________________
(A) Represents adjustments to the historical combined financial position of Old Patriot REIT, Cal Jockey and Bay Meadows assuming the Cal Jockey Merger and the Related Transactions and the PaineWebber Land Sale had been consummated as of June 30, 1997.

(B) Represents adjustments to the Patriot Companies' pro forma financial position assuming (i) Patriot REIT had acquired the Recent Acquisitions (excluding the Park Shore Hotel acquired in August 1997); (ii) the mortgage notes to affiliates of CHC Lease Partners had been funded; (iii) the Patriot Companies' Old Line of Credit was replaced with the Revolving Credit Facility; (iv) Patriot REIT acquired the Participating Note; and (v) the Offering of 10,580,000 paired shares of common stock was completed as of June 30, 1997.

(C) Represents adjustment for the purchase of the Recent Acquisitions (excluding the Park Shore Hotel acquired by Patriot REIT in August 1997).

(D) Represents adjustment for the purchase method of accounting whereby the Racecourse facility and related leasehold improvements owned by Cal Jockey and Bay Meadows are adjusted to estimated fair market value after the sale of substantially all of the Cal Jockey land to an affiliate of PaineWebber for $80,864.

(E) Represents the elimination of the $2,900 note payable between Cal Jockey and Old Patriot REIT issued in connection with the Cal Jockey Merger.

(F) Represents adjustments of $80,725 to reflect the funding of the mortgage notes to affiliates of CHC Lease Partners and $23,750 to reflect the acquisition of the Participating Note.

(G) Represents the remaining net proceeds from the Offering.

(H) Represents the cash proceeds from the PaineWebber Land Sale. These funds were placed in a restricted trust account in order to facilitate a tax-deferred, like-kind exchange through the acquisition of suitable hotel properties. In order to qualify as a tax-deferred exchange, suitable properties must be located and exchanged and the exchange must be effectuated within a relatively short time period allowed by Internal Revenue Service regulations.

(I) Represents the cash proceeds from the PaineWebber Land Sale which have been used to purchase suitable hotel properties which qualify as a tax-deferred, like-kind exchange.

(J) Represents the purchase consideration in excess of the fair market value of the net assets of Cal Jockey and Bay Meadows. Management primarily attributes this amount to the paired share structure that, subsequent to the Cal Jockey Merger, will enable Patriot REIT and Patriot Operating Company to be a fully integrated owner and operator of hotels. The paired share tax treatment is no longer available under the Internal Revenue Code of 1986, as amended (the "Code"); however, Cal Jockey and Bay Meadows are one of only four publicly-held companies in existence for which this structure has been "grandfathered."

(K) Represents adjustments to reflect deferred loan costs associated with the closing of the Revolving Credit Facility, net of the write-off of $2,910 of unamortized deferred loan costs associated with the Old Line of Credit.

(L) Represents adjustment for prepaid expenses and other assets acquired in connection with the acquisition of the Recent Acquisitions.

(M) Represents adjustments to reflect (i) replacement of the Old Line of Credit with the Revolving Credit Facility; (ii) funds drawn on the Revolving Line of Credit related to the acquisition of the Recent Acquisitions and the Participating Note; (iii) the Paine Webber Mortgage Financing of approximately $103,000 obtained to fund the mortgage notes with affiliates of CHC Lease Partners; (iv) mortgage debt of approximately $5,774 assumed in the acquisition of the Recent Acquisitions; and (v) application of approximately $227,375 of net proceeds from the Offering of common stock to reduce amounts outstanding under the Revolving Credit Facility.

(N) Represents adjustment for accrued Cal Jockey Merger costs including legal and accounting fees, printing and various other professional fees anticipated in connection with the Cal Jockey Merger and the Related Transactions.

(O) Represents adjustment for accounts payable and accrued expenses assumed in connection with the acquisition of the Recent Acquisitions.

(P) Represents adjustment to reflect 614,046 OP Units of the Patriot Partnerships issued in connection with the acquisition of the four Met-Doubletree Hotels.

(Q) Represents cash and property contributions of the minority interest partners in the consolidated subsidiaries which were formed to acquire eight of the Recent Acquisition hotel properties.

(R) Represents the exchange of shares of Old Patriot REIT Common Stock for paired shares of Patriot REIT Common Stock and Patriot Operating Company Common Stock. Pursuant to the Cal Jockey Merger Agreement, Old Patriot REIT stockholders were entitled to receive, for each share of Old Patriot REIT Common Stock held by them at the effective time of the Cal Jockey Merger,
    0.51895 shares of Patriot REIT Common Stock and 0.51895 shares of Patriot Operating Company Common Stock, which shares are paired and transferable only as a single unit. At June 30, 1997, Old Patriot REIT had 44,311,225 shares of Old Patriot REIT Common Stock outstanding which were assumed to be exchanged for approximately 22,995,310 paired shares of Patriot REIT Common Stock and Patriot Operating Company Common Stock, resulting in an increase in common stock of approximately $459, which has been offset by a corresponding adjustment to paid-in capital.

(S) Pursuant to the Cal Jockey Merger Agreement, Old Patriot REIT stockholders received 0.51895 shares of Patriot REIT Common Stock and 0.51895 shares of Patriot Operating Company Common Stock for each Old Patriot REIT share. The estimated value of the Cal Jockey and Bay Meadows paired shares, based on the closing price of Old Patriot REIT's Common Stock on October 30, 1996, of $17.125 (adjusted for the stock splits and Cal Jockey Merger conversion of shares), is $33.00 per paired share. Based on 5,763,257 paired shares of Cal Jockey common stock and Bay Meadows common stock outstanding, the total purchase consideration is approximately $190,187. The adjustments to shareholders' equity eliminate the historical equity accounts of Cal Jockey and Bay Meadows which total $23,708 and record equity based on the number of paired shares of Cal Jockey common stock and Bay Meadows common stock that remained outstanding after the Cal Jockey Merger at $33.00 per paired share.

(T) Represents adjustments to reflect the closing of the Offering of 10,580,000 shares of common stock, par value $0.02 per paired share.

(U) Represents adjustment to record the write-off of unamortized deferred loan costs related to the Old Line of Credit which was replaced with the Revolving Credit Facility. This amount will be reported as an extraordinary item in Patriot REIT's results of operations and has been reflected as an adjustment to retained earnings for purposes of pro forma balance sheet presentation.

                      PATRIOT AMERICAN HOSPITALITY, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

-----------------------------------------------------------------------------------------------------------
                                                     OLD PATRIOT     PATRIOT REIT
                                                        REIT         (CAL JOCKEY)
                                                     HISTORICAL       HISTORICAL    ADJUST-    PRO FORMA
                                                         (A)             (B)        MENTS        TOTAL
                                                   -------------     ------------   ------     ---------
                                                          (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
   Participating lease revenue....................       $75,893        $    --   $ 94,873 (C)   $170,766
   Rental of Racecourse facility and land.........            --          4,918      1,027 (D)      5,945
   Interest and other income......................           600            494      9,408 (E)     10,502
                                                         -------        -------   --------       --------

              Total revenue.......................        76,493          5,412    105,308        187,213
                                                         -------        -------   --------       --------

Expenses:
   Ground lease expense...........................         1,075             --      4,385 (F)      5,460
   General and administrative.....................         4,500          5,696       (295)(G)      9,901
   Interest expense...............................         7,380             --     49,977 (H)     57,357
   Real estate and personal property taxes
    and casualty insurance........................         7,150             --     10,842 (I)     17,992
   Depreciation and amortization..................        17,420            932     31,697 (J)     50,049
                                                         -------        -------   --------       --------

              Total expenses......................        37,525          6,628     96,606        140,759
                                                         -------        -------   --------       --------

Income (loss) before equity in earnings of
   unconsolidated subsidiaries and minority
   interests......................................        38,968         (1,216)     8,702         46,454

Equity in earnings of unconsolidated subsidiaries.         5,845             --      1,714 (K)      7,559
                                                         -------        -------   --------       --------

Income (loss) before minority interests...........        44,813         (1,216)    10,416         54,013

   Minority interest in Patriot REIT Partnership..        (6,767)            --        600 (L)     (6,167)
   Minority interest in consolidated subsidiaries.           (55)            --     (1,699)(M)     (1,754)
                                                         -------        -------   --------       --------

Net income (loss) applicable to common
   shareholders...................................       $37,991        $(1,216)  $  9,317       $ 46,092
                                                         =======        =======   ========       ========

Net income (loss) per common share (N) (O)........       $  1.06        $ (0.11)                 $   0.69
                                                         =======        =======                  ========

Weighted average number of common shares
   and common share equivalents (N)...............        35,938         11,106                    67,047
                                                         =======        =======                  ========

___________________________________________________
(A) Represents Old Patriot REIT's historical results of operations for the year ended December 31, 1996.
(B) Represents the historical results of operations of Patriot REIT (formerly known as Cal Jockey) for the year ended December 31, 1996.
(C) Represents adjustments to participating lease revenue assuming the 69 hotels currently owned by Patriot REIT and its subsidiaries (except for the Park Shore Hotel acquired in August 1997) had been leased to the Lessees or the Patriot Operating Company as of January 1, 1996.
(D) Represents adjustments to Racecourse facility rental revenue as a result of
    (i) the new lease agreement between Patriot REIT and Patriot Operating Company subsequent to the Cal Jockey Merger and the Related Transactions and the PaineWebber Land Sale and (ii) rental income related to the Borders Lease.
(E) Represents adjustments to interest and other income of (i) $1,170 related to interest earned on notes receivable issued to the Patriot REIT Partnership by PAH RSI Lessee in connection with the sale of certain assets and the right to receive certain royalty fees, (ii) $8,205 related to interest earned on the mortgage notes receivable from affiliates of CHC Lease Partners, (ii) $48 related to the $500 mortgage note receivable issued to the Patriot REIT Partnership by NorthCoast Hotels, L.L.C. (the "NorthCoast Lessee"), (iii) $21 of interest earned from an unconsolidated subsidiary and
    (iv) $36 related to the elimination of interest earned on the $2,900 note receivable issued to Old Patriot REIT by Cal Jockey and Bay Meadows in connection with the Cal Jockey Merger.

(F) Represents ground lease payments pursuant to the ground lease agreement with an affiliate of PaineWebber of $3,964 and pro forma ground lease payments to be made with respect to certain of the hotels of $421.

(G) Represents adjustment for (i) certain administrative salaries and other expenses not expected to be incurred by Patriot REIT of $568 and elimination of approximately $1,344 of non-recurring legal fees and $3,284 of Cal Jockey Merger related costs, (ii) increased salaries, insurance, travel, audit, legal and other expenses associated with operating as a public company and the continued growth of Patriot REIT of $150, and (iii) annual amortization of unearned stock compensation computed on a straight-line basis over the three to five year vesting periods of $4,751.

(H) Pro forma interest expense consists of interest expense of approximately $40,796 related to the 69 hotels currently owned (excluding the Park Shore Hotel which was acquired in August 1997), $7,399 related to the Paine Webber Mortgage Financing obtained to acquire the mortgage loans with affiliates of CHC Lease Partners, and $4,712 related to the Subscription Notes payable to Patriot Operating Company. In addition, pro forma interest expense includes amortization of deferred loan costs of $4,397 and amortization of capitalized interest of $53.

    If the interest rate on the Revolving Credit Facility increased by 0.25%, interest expense would increase to approximately $58,670, net income would decrease to $44,934 and net income per common share would decrease to $0.67 per share.

(I) Represents real estate and personal property taxes and casualty insurance to be paid by Patriot REIT related to the 47 hotels acquired since January 1, 1996 (except for the Park Shore Hotel acquired in August 1997).

(J) Represents adjustments to depreciation related to the 47 hotels acquired by Patriot REIT since January 1, 1996 (except for the Park Shore Hotel acquired in August 1997) of $29,356. In addition, the amount includes adjustments to reduce depreciation related to the Racecourse facility by $93, offset by amortization of goodwill of $2,434 which results from the adjustment for purchase method of accounting whereby the Racecourse facility and retained leasehold improvements owned by Cal Jockey are adjusted to estimated fair market value.

    Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for hotel buildings and improvements, 20 years for the Racecourse facility and 5 to 7 years for furniture, fixtures and equipment ("F, F, & E"). These estimated useful lives are based on management's knowledge of the properties and the industry in general. Amortization of goodwill is computed using the straight-line method over a 40 year estimated useful life. Because the paired share structure is "grandfathered" under the Code, management believes the life of the paired share structure is perpetual. Under generally accepted accounting principles, however, the maximum amortization period is 40 years for intangible assets.

(K) Represents equity in income of PAH Windwatch, L.L.C. and PAH Boulders, Inc.

(L) Represents the adjustment to minority interest to reflect the minority interest percentage subsequent to the assumed transactions of approximately 11.8%.

(M) Represents the minority interest related to the partnerships with DTR PAH Holding, Inc. and the limited liability companies which own the Snavely Portfolio hotels assuming such entities had been formed and the 15 hotels owned by such entities had been acquired at January 1, 1996.

(N) The net income per common share and the weighted average number of common shares and common share equivalents have been adjusted for (i) the March 1997 2-for-1 stock split on Old Patriot REIT Common Stock effected in the form of a stock dividend, (ii) the conversion of each share of Old Patriot REIT Common Stock into 0.51895 paired shares issued in the Cal Jockey Merger, and (iii) the July 1997 1.927-for-1 stock split effected in the form of a stock dividend, as applicable.

(O) In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the earnings per share of Patriot REIT.

                      PATRIOT AMERICAN HOSPITALITY, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
________________________________________________________________________________

                                                            OLD PATRIOT   PATRIOT REIT
                                                               REIT       (CAL JOCKEY)
                                                            HISTORICAL     HISTORICAL    ADJUST-         PRO FORMA
                                                                (A)           (B)         MENTS            TOTAL
                                                          -------------   ------------   --------     ------------
                                                                 (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
   Participating lease revenue.........................         $71,986        $    --    $21,183 (C)     $ 93,169
   Rental of Racecourse facility and land..............              --          2,017        785 (D)        2,802
   Interest and other income...........................           1,132          1,715      4,080 (E)        6,927
                                                                -------        -------    -------         --------

              Total revenue............................          73,118          3,732     26,048          102,898
                                                                -------        -------    -------         --------

Expenses:
   Ground lease expense................................             683             --      1,982 (F)        2,665
   General and administrative..........................           5,081          2,657     (1,109)(G)        6,629
   Interest expense....................................          17,328             --     11,563 (H)       28,891
   Real estate and personal property taxes
    and casualty insurance.............................           6,966             --      2,710 (I)        9,676
   Depreciation and amortization.......................          18,006            478      7,366 (J)       25,850
                                                                -------        -------    -------         --------

              Total expenses...........................          48,064          3,135     22,512           73,711
                                                                -------        -------    -------         --------

Income before equity in earnings of unconsolidated
 subsidiaries and minority interests...................          25,054            597      3,536           29,187


Equity in earnings of unconsolidated subsidiaries......           3,093             --         --            3,093
                                                                -------        -------    -------         --------

Income before minority interests.......................          28,147            597      3,536           32,280

   Minority interest in Patriot REIT Partnership.......          (4,534)            --        841 (K)       (3,693)
   Minority interest in consolidated subsidiaries......            (447)            --       (532)(L)         (979)
                                                                -------        -------    -------         --------

Net income applicable to common
   shareholders (M) (N)................................         $23,166        $   597    $ 3,845         $ 27,608
                                                                =======        =======    =======         ========

Net income (loss) per common share (M).................         $  0.52        $  0.05                    $   0.41
                                                                =======        =======                    ========

Weighted average number of common shares
 and common share equivalents...........................         44,783         11,106                      67,047
                                                                =======        =======                    ========

____________________________________________________
(A) Represents Old Patriot REIT's historical results of operations for the six months ended June 30, 1997.

(B) Represents the historical results of operations of Patriot REIT (formerly known as Cal Jockey) for the six months ended June 30, 1997.

(C) Represents adjustments to participating lease revenue assuming the 69 hotels currently owned by Patriot REIT and its subsidiaries (except for the Park Shore Hotel acquired in August 1997) had been leased to the Lessees or the Patriot Operating Company as of January 1, 1996.

(D) Represents adjustments to Racecourse facility rental revenue as a result of
    (i) the new lease agreement between Patriot REIT and Patriot Operating Company subsequent to the Cal Jockey Merger and the Related Transactions and the PaineWebber Land Sale and (ii) rental income related to the Borders Lease.

(E) Represents adjustments to interest and other income of (i) $52 related to interest earned on notes receivable issued to the Patriot REIT Partnership by PAH RSI Lessee in connection with the sale of certain assets and the right to receive certain royalty fees, (ii) $4,107 related to interest earned on the mortgage notes receivable from affiliates of CHC Lease Partners, and (iii) $79 related to the elimination of interest earned on the $2,900 note receivable issued to Old Patriot REIT by Cal Jockey and Bay Meadows in connection with the Cal Jockey Merger and other miscellaneous interest income.

(F) Represents ground lease payments pursuant to the ground lease agreement with an affiliate of PaineWebber.

(G) Represents elimination of approximately $2,092 of non-recurring legal fees and Cal Jockey Merger related costs and adjustment to the amortization of unearned stock compensation computed on a straight-line basis over the three to five year vesting periods of $983.

(H) Pro forma interest expense consists of interest expense of approximately $20,569 related to the 69 hotels currently owned (excluding the Park Shore Hotel which was acquired in August 1997), $3,741 related to the Paine Webber Mortgage Financing obtained to acquire the mortgage loans with affiliates of CHC Lease Partners, and $2,356 related to the Subscription Notes payable to Patriot Operating Company. In addition, pro forma interest expense includes amortization of deferred loan costs of $2,199 and amortization of capitalized interest of $26.

    If the interest rate on the Revolving Credit Facility increased by 0.25%, interest expense would increase to approximately $29,549, net income would decrease to $27,027 and net income per common share would decrease to $0.40 per share.

(I) Represents real estate and personal property taxes and casualty insurance to be paid by Patriot REIT related to the 23 hotels acquired since January 1, 1997 (except for the Park Shore Hotel acquired in August 1997).

(J) Represents adjustments to depreciation related to the 23 hotels acquired by Patriot REIT since January 1, 1997 (except for the Park Shore Hotel acquired in August 1997) of $6,208. In addition, the amount includes adjustments to reduce depreciation related to the Racecourse facility by $59, offset by amortization of goodwill of $1,217 which results from the adjustment for purchase method of accounting whereby the Racecourse facility and retained leasehold improvements owned by Cal Jockey are adjusted to estimated fair market value.

    Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for hotel buildings and improvements, 20 years for the Racecourse facility and 5 to 7 years for F, F, & E. These estimated useful lives are based on management's knowledge of the properties and the industry in general. Amortization of goodwill is computed using the straight-line method over a 40 year estimated useful life. Because the paired share structure is "grandfathered" under the Code, management believes the life of the paired share structure is perpetual. Under generally accepted accounting principles, however, the maximum amortization period is 40 years for intangible assets.

(K) Represents the adjustment to minority interest to reflect the minority interest percentage subsequent to the assumed transactions of approximately 11.8%.

(L) Represents adjustments to the minority interest related to the partnerships with DTR PAH Holding, Inc. and the limited liability companies which own the hotels in the Snavely Portfolio assuming such entities had been formed and the 15 hotels owned by such entities had been acquired as of January 1, 1996.

(M) The net income per common share and the weighted average number of common shares and common share equivalents have been adjusted for the conversion of each share of Old Patriot REIT Common Stock into 0.51895 paired shares issued in the Cal Jockey Merger, and the July 1997 1.927-for-1 stock split effected in the form of a stock dividend, as applicable.

(N) In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the earnings per share of Patriot REIT.

                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
--------------------------------------------------------------------------------

                                                             PATRIOT OPERATING
                                                                  COMPANY
                                                               (BAY MEADOWS)                     PRO FORMA
                                                               HISTORICAL (A)    ADJUSTMENTS (B)   TOTAL
                                                           -----------------------------------------------
                                                             (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
   Room revenue............................................  $         --         $ 78,550        $ 78,550
   Food and beverage.......................................            --           37,068          37,068
   Racecourse facility revenue.............................        51,946               --          51,946
   Telephone and other hotel revenue.......................            --           10,397          10,397
   Interest and other income...............................         1,526            4,712           6,238
                                                             ------------         --------        --------
              Total revenue................................        53,472          130,727         184,199
                                                             ------------         --------        --------
Expenses:
   Departmental costs -- hotel operations..................            --           51,962          51,962
   Racecourse facility operations..........................        45,658              693(C)       46,351
   General and administrative..............................         4,381           12,185(D)       16,566
   Ground lease expense....................................            --               84              84
   Repair and maintenance..................................            --            6,534           6,534
   Utilities...............................................            --            6,689           6,689
   Marketing...............................................         1,436           11,839          13,275
   Management fees.........................................            --            3,125           3,125
   Depreciation and amortization...........................           754              373(E)        1,127
   Participating lease payments............................            --           36,985(F)       36,985
   Interest expense........................................           130               --             130
   Real estate and personal property taxes and casualty
    insurance..............................................           398               --             398
                                                             ------------         --------        --------
              Total expenses...............................        52,757          130,469         183,226
                                                             ------------         --------        --------
Income before income tax provision and minority interests..           715              258             973
   Income tax provision....................................          (260)            (161)(G)        (421)
                                                             ------------         --------        --------
Income before minority interest............................           455               97             552
   Minority interest in Patriot Operating Partnership......            --              (65)(H)         (65)
                                                             ------------         --------        --------

Net income applicable to common shareholders...............  $        455         $     32        $    487
                                                             ============         ========        ========


Net income per common share (I) (J)........................  $       0.04                            $0.01
                                                             ============                         ========

Weighted average number  of  common shares and
 common share equivalents outstanding (I)..................        11,106                           67,047
                                                             ============                         ========

___________________________________________________________
(A) Represents the historical results of operations of Patriot Operating Company (formerly known as Bay Meadows) for the year ended December 31, 1996.

(B) Represents adjustments to Patriot Operating Company's results of operations assuming 15 of Patriot REIT's hotel properties had been leased to Patriot Operating Company as of January 1, 1996. These hotel properties include 10 of the Recent Acquisitions (the four hotels in the Snavely Portfolio, the four Met-Doubletree Hotels and the Ambassador West Hotel and the Union Station Hotel), the Mayfair Suites Hotel, the Tutwiler Hotel, the Holiday Inn Redmont Hotel, the Doubletree Hotel at Allen Center and the Doubletree Hotel in Tulsa, Oklahoma.

(C)  Represents adjustment to Racecourse facility rental expense as a result of
     (i) the new lease agreement between Patriot REIT and Patriot Operating Company subsequent to the Cal Jockey Merger and the Related Transactions and (ii) the PaineWebber Land Sale.

(D) Represents (i) an adjustment of $12,746 to reflect general and administrative expenses of the 15 Patriot REIT hotel properties assumed to be leased to Patriot Operating Company as of January 1, 1996, (ii) adjustments for estimated incremental general and administrative expenses of approximately $300 and (iii) adjustments to eliminate certain expenses not expected to be incurred by Patriot Operating Company of $861, including approximately $472 of non-recurring legal fees and approximately $389 of Cal Jockey Merger related costs.

(E) Represents an increase in depreciation of furniture and equipment of $245, and amortization of goodwill of $128 which results from the adjustment for purchase method of accounting whereby the furniture and equipment owned by Bay Meadows is adjusted to estimated fair market value. Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 5 to 7 years for F, F & E. Amortization of goodwill is computed using the straight-line method over a 40 year estimated useful life. Because the paired share structure is "grandfathered" under the Code. Management believes the life of the paired share structure is perpetual. Under generally accepted accounting principles, however, the maximum amortization period is 40 years for intangible assets.

(F) Represents lease payments from Patriot Operating Company to Patriot REIT calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the hotels for the period presented.

(G) Represents an adjustment to the estimated federal and state tax liability as a result of the pro forma adjustment to Patriot Operating Company for the year ended December 31, 1996.

(H) Represents the adjustments to minority interest to reflect the estimated minority interest percentage subsequent to the pro forma adjustments of approximately 11.8%.

(I) The net income per common share and the weighted average number of common shares and common share equivalents have been adjusted for (i) the March 1997 2-for-1 stock split on Old Patriot REIT Common Stock effected in the form of a stock dividend, (ii) the conversion of each share of Old Patriot REIT Common Stock into 0.51895 paired shares issued in the Cal Jockey Merger, and (iii) the July 1997 1.927-for-1 stock split effected in the form of a stock dividend, as applicable.

(J) In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the earnings per share of Patriot Operating Company.

                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
--------------------------------------------------------------------------------


                                                         PATRIOT OPERATING
                                                              COMPANY
                                                           (BAY MEADOWS)                      PRO FORMA
                                                           HISTORICAL (A)   ADJUSTMENTS (B)     TOTAL
                                                         -----------------------------------------------
                                                           (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
   Room revenue..........................................  $        --      $   41,480        $   41,480
   Food and beverage.....................................           --          18,923            18,923
   Racecourse facility revenue...........................       22,538              --            22,538
   Telephone and other hotel revenue.....................           --           5,728             5,728
   Interest and other income.............................          525           2,356             2,881
                                                           -----------      ----------        ----------
              Total revenue..............................       23,063          68,487            91,550
                                                           -----------      ----------        ----------
Expenses:
   Departmental costs -- hotel operations................           --          26,096            26,096
   Racecourse facility operations........................       19,664             618(C)         20,282
   General and administrative............................        3,486           4,149(D)          7,635
   Ground lease expense..................................           --              41                41
   Repair and maintenance................................           --           3,206             3,206
   Utilities.............................................           --           3,151             3,151
   Marketing.............................................          497           5,946             6,443
   Management fees.......................................           --           1,670             1,670
   Depreciation and amortization.........................          358             206(E)            564
   Participating lease payments..........................           --          20,328(F)         20,328
   Interest expense......................................           27              --                27
   Real estate and personal property taxes and casualty
    insurance............................................          220              --               220
                                                           -----------      ----------        ----------
              Total expenses.............................       24,252          65,411            89,663
                                                           -----------      ----------        ----------
Income (loss) before income tax provision and minority
 interests...............................................       (1,189)          3,076             1,887
   Income tax (provision) benefit........................          472          (1,289)(G)          (817)
                                                           -----------      ----------        ----------
Income (loss) before minority interest...................         (717)          1,787             1,070
   Minority interest in Patriot Operating Partnership....           --            (126)(H)          (126)
                                                           -----------      ----------        ----------
Net income (loss) applicable to common
 shareholders............................................  $      (717)     $    1,661        $      944
                                                           ===========      ==========        ==========

Net income (loss) per common share (I) (J)...............  $     (0.06)                       $     0.01
                                                           ===========                        ==========
Weighted average number  of  common shares and
 common share equivalents outstanding (I)................       11,106                            67,047
                                                           ===========                        ==========

_________________________________________________________
(A) Represents the historical results of operations of Patriot Operating Company (formerly known as Bay Meadows) for the six months ended June 30, 1997.

(B) Represents adjustments to Patriot Operating Company's results of operations assuming 15 of Patriot REIT's hotel properties had been leased to Patriot Operating Company as of January 1, 1996. These hotel properties include 10 of the Recent Acquisitions (the four hotels in the Snavely Portfolio, the four Met-Doubletree Hotels and the Ambassador West Hotel and the Union Station Hotel), the Mayfair Suites Hotel, the Tutwiler Hotel, the Holiday Inn Redmont Hotel, the Doubletree Hotel at Allen Center and the Doubletree Hotel in Tulsa, Oklahoma.

(C)  Represents adjustment to Racecourse facility rental expense as a result of
     (i) the new lease agreement between Patriot REIT and Patriot Operating Company subsequent to the Cal Jockey Merger and the Related Transactions and (ii) the PaineWebber Land Sale.

(D) Represents (i) an adjustment of $5,941 to reflect general and administrative expenses of the 15 Patriot REIT hotel properties assumed to be leased to Patriot Operating Company as of January 1, 1996, (ii) adjustment for certain expenses not expected to be incurred by Patriot Operating Company of $1,792, including approximately $407 of non-recurring legal fees and approximately $1,385 of Cal Jockey Merger related costs.

(E) Represents an increase in depreciation of furniture and equipment of $142, and amortization of goodwill of $64 which results from the adjustment for purchase method of accounting whereby the furniture and equipment owned by Bay Meadows is adjusted to estimated fair market value. Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 5 to 7 years for F, F & E. Amortization of goodwill is computed using the straight-line method over a 40 year estimated useful life. Because the paired share structure is "grandfathered" under the Code. Management believes the life of the paired share structure is perpetual. Under generally accepted accounting principles, however, the maximum amortization period is 40 years for intangible assets.

(F) Represents lease payments from Patriot Operating Company to Patriot REIT calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the hotels for the period presented.

(G) Represents an adjustment to the estimated federal and state tax liability as a result of the pro forma adjustment to Patriot Operating Company for the six months ended June 30, 1997.

(H) Represents the adjustments to minority interest to reflect the estimated minority interest percentage subsequent to the pro forma adjustments of approximately 11.8%.

(I) The net income per common share and the weighted average number of common shares and common share equivalents have been adjusted for (i) the March 1997 2-for-1 stock split on Old Patriot REIT Common Stock effected in the form of a stock dividend, (ii) the conversion of each share of Old Patriot REIT Common Stock into 0.51895 paired shares issued in the Cal Jockey Merger, and (iii) the July 1997 1.927-for-1 stock split effected in the form of a stock dividend, as applicable.

(J) In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the earnings per share of Patriot Operating Company.

                               COMBINED LESSEES

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS


     Patriot REIT leases each of its hotels, except the Crowne Plaza Ravinia Hotel and the Marriott WindWatch Hotel, which are separately owned through the Non-Controlled Subsidiaries, to Lessees. The Combined Lessees subsequent to the Cal Jockey Merger and the Related Transactions and after the Grand Heritage Acquisition (which included the acquisition of Grand Heritage Leasing, L.L.C. which leased three hotels from Patriot REIT) consist of CHC Lease Partners which leases 25 hotels, NorthCoast Lessee which leases 11 hotels (excluding the Park Shore Hotel acquired in August 1997), PAH RSI Lessee which leases eight hotels, DTR North Canton, Inc. which leases four hotels, Crow Hotel Lessee, Inc. which leases two hotels, and Metro Hotels Leasing Corporation which leases one hotel. The Participating Leases provide for staggered terms of one to twelve years and the payment of the greater of base or participating rent, plus certain additional charges, as applicable.

     The Combined Lessees' unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 are presented as if the 51 hotels that Patriot REIT currently leases to the Combined Lessees pursuant to Participating Leases (excluding the Park Shore Hotel acquired in August 1997) had been leased as of January 1, 1996. The three hotels which were leased to Grand Heritage Leasing, L.L.C. are assumed to have been leased to Patriot Operating Company and, therefore, have been eliminated from the Pro Forma Condensed Combined Statements of Operations for the Combined Lessees. The pro forma information is based in part upon the Statements of Operations of CHC Lease Partners and the Statement of Operations of NorthCoast Lessee filed with Old Patriot REIT's Annual Report on Form 10-K for the year ended December 31, 1996 and the Statements of Operations of CHC Lease Partners, the Statements of Operations of NorthCoast Lessee and the Statement of Operations of PAH RSI Lessee filed with the Patriot Companies' Joint Quarterly Report on Form 10-Q for the six months ended June 30, 1997. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

     The unaudited Pro Forma Condensed Combined Statements of Operations are not necessarily indicative of what actual results of operations of the Combined Lessees would have been assuming such transactions had been completed as of the beginning of the periods presented, nor do they purport to represent the results of operations for future periods. Further, the unaudited Pro Forma Condensed Combined Statement of Operations for the interim period ended June 30, 1997 is not necessarily indicative of the results of operations for the full year.

                               COMBINED LESSEES

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

--------------------------------------------------------------------------------

                                              SIX MONTHS
                                                ENDED      YEAR ENDED
                                              JUNE 30,    DECEMBER 31,
                                                1997          1996
                                            -------------------------
                                                  (IN THOUSANDS)
Revenue:
   Room.....................................  $142,022       $263,642
   Food and beverage........................    57,497        107,876
   Conference center........................     1,363          2,354
   Club, club membership and spa revenue....    17,407         31,241
   Shopping center revenue..................       976          1,730
   Telephone and other......................    17,985         31,935
                                              --------       --------

          Total revenue.....................   237,250        438,778
                                              --------       --------

Expenses:
   Departmental costs and expenses..........    96,490        182,838
   General and administrative...............    19,786         37,071
   Ground lease expense.....................       903          2,496
   Repair and maintenance...................    13,026         24,386
   Utilities................................     8,944         19,026
   Marketing................................    18,464         34,989
   Interest expense (A).....................       585          1,173
   Insurance................................       895          2,867
   Participating lease payments (B).........    72,841        133,780
                                              --------       --------

          Total expenses....................   231,934        438,626
                                              --------       --------
Income before lessee income (expense).......     5,316            152
                                              --------       --------

Dividend and interest income (C)............     1,771          1,543
Management fees (D).........................    (6,032)       (10,231)
Lessee general and administrative (E).......    (1,202)        (2,143)
                                              --------       --------

                                                (5,463)       (10,831)
                                              --------       --------

Net loss....................................  $   (147)      $(10,679)
                                              ========       ========

________________________
(A) Represents pro forma interest expense on promissory notes issued in connection with the acquisition of certain assets by PAH RSI Lessee, assuming the notes were outstanding at the beginning of the period presented.

(B) Represents lease payments calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the hotels.

(C) Includes dividend income on OP Units in the Patriot Partnerships which form a portion of the required capitalization of CHC Lease Partners and NorthCoast Lessee, respectively. Pro forma amounts exclude additional dividend income earned on OP Units held by certain Lessees, and pro forma interest income earned on invested cash balances.

(D) Represents pro forma management fees paid to the Operators under the terms of their respective management agreements with the Lessees.

(E) Represents pro forma overhead expenses, which include an estimate of the Lessees' salaries and benefits, professional fees, insurance costs and administrative expenses.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Patriot American Hospitality, Inc.:

We have audited the accompanying combined balance sheet of the Minneapolis Hotels (the "Hotels") as defined in Note 1 as of December 31, 1996 and the related combined statements of revenues over expenses, changes in stockholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Hotels' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined financial statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the report on Form 8-K of Patriot American Hospitality, Inc. as described in Note 1 to the financial statements and are not intended to be a complete presentation of the Minneapolis Hotels.

In our opinion, the combined financial statements referred to above present fairly, in all material respects the combined financial position of the Minneapolis Hotels as of December 31, 1996 and its combined revenues over expenses and cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                        /s/ COOPERS & LYBRAND L.L.P.

Dallas, Texas
May 12, 1997

                              MINNEAPOLIS HOTELS
                            COMBINED BALANCE SHEET



                                                                              December 31,
                                           ASSETS                                 1996
                                                                              ------------
Investments in hotel properties, at cost:
    Land                                                                     $   3,038,697
    Buildings and improvements                                                  19,863,022
    Furniture and equipment                                                      5,073,179
    Less accumulated depreciation                                              (12,350,602)
                                                                             --------------

                Net investment in hotel properties                              15,624,296

Cash and cash equivalents                                                          807,039
Cash held in escrow                                                                379,731
Accounts receivable, net                                                           418,161
Inventories                                                                        173,290
Deferred expenses, net                                                             194,395
Prepaid expenses and other assets                                                  174,730
                                                                             --------------

                    Total assets                                             $  17,771,642
                                                                             ==============
                             LIABILITIES AND STOCKHOLDERS' EQUITY

Debt                                                                         $  22,200,171
Accounts payable and accrued expenses                                            1,063,411
Amounts due to affiliates                                                        1,509,322
                                                                             --------------

                Total liabilities                                               24,772,904
                                                                             --------------

Commitments and contingencies (Note 5)

Common stock (Note 4)                                                                1,000
Additional paid-in capital                                                       3,862,858
Accumulated deficit                                                            (10,865,120)
                                                                             --------------

                Total stockholders' equity (deficit)                            (7,001,262)
                                                                             --------------

                    Total liabilities and stockholders' equity               $  17,771,642
                                                                             ==============


The accompanying notes are an integral part of these combined financial statements.

                              MINNEAPOLIS HOTELS
                 COMBINED STATEMENTS OF REVENUES AND EXPENSES

                                                                        Year Ended                     Six Months Ended
                                                                                               --------------------------------
                                                                       December 31,              June 30,            June 30,
                                                                           1996                    1996                 1997
                                                                      -------------            ------------        ------------
                                                                                                (unaudited)         (unaudited)
Revenues:
  Rooms                                                               $  10,292,643            $  4,815,283        $  1,488,037
  Food and beverage                                                       5,857,624               2,878,722           1,145,700
  Telephone and other                                                       970,373                 467,475             149,468
  Gain of sale of hotel properties                                                -                       -          20,123,936
                                                                      -------------            ------------        ------------

          Total revenues                                                 17,120,640               8,161,480          22,907,141
                                                                      -------------            ------------        ------------

Expenses:
  Departmental costs and expenses                                         3,387,133               1,674,726             601,737
  Food and beverage                                                       4,811,240               2,338,925             977,772
  General and administrative                                              1,217,264                 578,527             246,009
  Management fees                                                           451,793                 241,760              72,883
  Franchise costs                                                           349,238                 121,256              56,002
  Advertising and promotion                                                 943,187                 497,945             260,874
  Repairs and maintenance                                                   615,049                 288,983             110,390
  Utilities                                                                 523,076                 257,928             120,887
  Real estate and personal property taxes and
    taxes and insurance                                                   1,309,650                 652,623             236,991
  Interest                                                                1,973,795                 985,047             384,156
  Depreciation and amortization                                           1,283,163                 495,822             287,829
                                                                      -------------            ------------        ------------

          Total expenses                                                 16,864,588               8,133,542           3,355,530
                                                                      -------------            ------------        ------------

          Revenues over expenses                                      $     256,052            $     27,938        $ 19,551,611
                                                                      =============            ============        ============


   The accompanying notes are an integral part of these combined financial statements.

                              MINNEAPOLIS HOTELS
             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                                    Total
                                                 Common Stock                Additional          Accumulated       Stockholders'
                                            -------------------------
                                              Shares         Amount       Paid-In-Capital       Deficit         Equity (Deficit)
                                            ----------    -----------     ---------------    ---------------    ----------------
Balance at December 31, 1995                    2,000     $    1,000      $     3,862,858    $  (11,121,172)    $   (7,257,314)

Revenues over expenses                                                                              256,052            256,052
                                            ---------     ----------      ---------------    --------------     --------------
Balance at December 31, 1996                    2,000          1,000            3,862,858       (10,865,120)        (7,001,262)

Revenues over expenses (unaudited)                                                               19,551,611         19,551,611

Non-cash distribution (unaudited) (Note 7)     (2,000)        (1,000)          (3,862,858)       26,627,315         22,763,457

Cash distribution (unaudited) (Note 7)                                                          (35,313,806)       (35,313,806)
                                            ---------     ----------      ---------------    --------------     --------------
Balance at June 30, 1997 (unaudited)                -     $        -      $             -    $            -     $            -
                                            =========     ==========      ===============    ==============     ==============

    The accompanying notes are an integral part of these combined financial statements.

                              MINNEAPOLIS HOTELS
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                      Year Ended                   Six Months Ended
                                                                                            -------------------------------
                                                                      December 31,            June 30,          June 30,
                                                                         1996                  1996              1997
                                                                     --------------         ----------------  --------------
                                                                                             (unaudited)       (unaudited)
Cash flows from operating activities:
  Revenues over expenses                                             $    256,052           $       27,938    $  19,551,611
  Adjustments to reconcile revenues over expenses to
    net cash provided by (used in) operating activities:
    Depreciation and amortization                                       1,283,163                  495,822          287,829
    Gain on sale of property and equipment                                (40,489)                 (16,493)
    Gain on sale of hotel properties                                                                            (20,123,936)
  Changes to operating assets and liabilities:
    Cash held in escrow                                                   234,252                  (56,156)        (683,992)
    Accounts receivable                                                    47,564                 (176,700)         266,078
    Inventories                                                           (18,965)                 (14,844)          29,763
    Prepaid expenses and other assets                                      74,220                  (52,266)         157,807
    Accounts payable and accrued expenses                                  23,816                  377,724         (543,193)
    Amounts due to affiliates                                            (531,318)                (153,164)          95,059
                                                                     --------------         ----------------  --------------

          Net cash provided by (used in) operating activities           1,328,295                  431,861         (962,974)
                                                                     --------------         ----------------  --------------

Cash flows from investing activities:
  Acquisition and improvements in hotel properties                       (966,465)                (854,359)
  Proceeds from sale of property and equipment                             41,950                   17,950
  Proceeds from sale of hotel properties                                                                         35,500,000
                                                                     --------------         ----------------  --------------

          Net cash provided by (used in) investing activities            (924,515)                (836,409)      35,500,000
                                                                     --------------         ----------------  --------------
 Cash flows from financing activities:
  Repayments of debt                                                     (617,981)                (166,670)         (30,259)
  Proceeds from debt borrowings                                             9,580                    9,580
  Distributions paid                                                                                            (35,313,806)
                                                                     --------------         ----------------  --------------

          Net cash used in financing activities                          (608,401)                (157,090)     (35,344,065)
                                                                     --------------         ----------------  --------------

Net decrease in cash and cash equivalents                                (204,621)                (561,638)        (807,039)


Cash and cash equivalents at beginning of periods                       1,011,660                1,011,660          807,039
                                                                     --------------         ----------------  --------------

Cash and cash equivalents at end of periods                          $    807,039           $      450,022    $           0
                                                                     ==============         ================  ==============


Supplemental disclosures of cash flow information:
  Cash paid for interest                                             $  1,975,217           $      985,743    $     378,610
                                                                     ==============         ================  ==============


  Noncash distribution (Note 7)                                      $     -                $       -         $  22,763,457
                                                                     ==============         ================  ==============

    The accompanying notes are an integral part of these combined financial statements.

                               MINNEAPOLIS HOTELS
                     NOTES TO COMBINED FINANCIAL STATEMENTS



1.   ORGANIZATION AND BASIS OF PRESENTATION:
     --------------------------------------

     The accompanying combined financial statements include the financial statements of the 297-room Sheraton Park Place Hotel (the "Sheraton") and the 230-room Luxeford Suites (the "Luxeford"), both located in Minneapolis, Minnesota. The Sheraton and the Luxeford (collectively the "Minneapolis Hotels" or the "Hotels") were owned by the Klodt Companies ("Klodt") and have been presented on a combined basis as they were subject to common ownership and control and as they were the subject of a business combination with Patriot American Hospitality Partnership, L.P. ("Patriot") for an aggregate purchase price of $35.5 million. The combination which occurred in February 1997 and March 1997 for the Luxeford and Sheraton, respectively, included only the investment in hotel properties and did not extend to any other assets or liabilities.

     The Minneapolis Hotels were owned by a taxable entity. These financial statements have been prepared to show the operations and financial position of the Minneapolis Hotels, substantially all of whose assets and operations were acquired by Patriot. Patriot is a limited partnership and does not pay any federal income taxes. Therefore, financial statements related to Minneapolis Hotels have been presented on a pretax basis and are not representative of the actual operations of the Hotels for the periods presented.

     All significant intercompany balances and transactions have been eliminated in combination.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------

     UNAUDITED INTERIM FINANCIAL INFORMATION
     ---------------------------------------

     The accompanying combined statements of revenues over expenses, changes in stockholders' equity, and cash flows for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the combined revenues over expenses, changes in stockholders' equity and cash flows for these interim periods have been included. The combined results for the interim periods are not necessarily indicative of the results for a full year.

                              MINNEAPOLIS HOTELS
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED


     INVESTMENT IN HOTEL PROPERTIES
     ------------------------------

     The hotel properties are stated at cost. Depreciation is computed using the straight-line method based upon the following estimated useful lives:

                                         Years
                                         -----
          Buildings                        31
          Building improvements         15-20
          Furniture and equipment        3-10

     Maintenance and repairs are charged to operators as incurred; major renewals or betterments are capitalized. Upon sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts, and the gain or loss is included in operations.

     The respective owners of the Hotels review the carrying value of each property to determine if circumstances exist indicating an impairment in the carrying value of the investment in hotel property or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, the respective owners of the Hotels will prepare a projection of the undiscounted future cash flows, without interest charges, of the specific hotel property and determine if the investment in hotel property is recoverable based on the undiscounted future cash flows. The respective owners of the Hotels do not believe that there are any factors or circumstances indicating impairment of any of its investment in hotel properties.

     CASH AND CASH EQUIVALENTS
     -------------------------

     All highly liquid instruments with maturities of three months or less when purchased are considered to be cash equivalents.

     The Hotels regularly maintain cash and cash equivalents in accounts with various financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation ("FDIC"). As of December 31, 1996, the Hotels maintained approximately $1,090,000 of such deposits in excess of FDIC coverage.

                              MINNEAPOLIS HOTELS
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED


     CASH HELD IN ESCROW
     -------------------

     Cash held in escrow consists primarily of amounts escrowed for the payment of real and personal property taxes and capital replacement pursuant to certain mortgage note agreements.

     INVENTORIES
     -----------

     Inventories consist of food, beverages and supplies and are stated at cost, which approximates market, with cost determined using the first-in, first-out method.

     DEFERRED EXPENSES
     -----------------

     Deferred expenses primarily consist of deferred loan costs. Amortization is computed using the effective yield method over the lives of the related loans which range from five to twenty-eight years.

     Accumulated amortization is $131,615 at December 31, 1996.

     REVENUE RECOGNITION
     -------------------

     Revenue is recognized when earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS:
     -----------------------------------

     The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these investments. The carrying amounts of variable and fixed rate debt approximate their fair values which is estimated based on discounted cash flows at rates currently available to the Hotels for debt with similar terms and remaining maturities.

     SEASONALITY
     -----------

     The hotel industry is seasonal in nature. Generally, revenue at the Hotels is greater in the second and third quarters of a calendar year.

                              MINNEAPOLIS HOTELS
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED


     USE OF ESTIMATES
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3.   DEBT:
     ----

     At December 31, 1996, debt consists of the following:

          Mortgage notes payable  $  22,147,730
          Equipment loans                52,441
                                    -----------

                                  $  22,200,171
                                    ===========

     The mortgage notes payable are collateralized by the related real estate and bear interest at fixed and variable rates. The Sheraton's mortgage note had $9,857,600 outstanding at December 31, 1996. This note bears interest at 4.5 points above the ninety-day London Interbank Offered Rates ("LIBOR") which was 5.5% at December 31, 1996. The note requires monthly principal and interest payments through 2000 with a balloon payment at maturity. In addition, the note includes a provision that allows a two-year extension at the borrowers option.

     The Luxeford is encumbered by two mortgage notes. The primary mortgage had $11,170,988 outstanding at December 31, 1996 and bears interest at 8.51%. In early 1997, the interest rate was adjusted to 9.12%. The note requires regular monthly principal and interest payments through 2002 with a balloon payment at maturity. The secondary mortgage had $1,119,142 outstanding at December 31, 1996 and requires monthly principal and interest payments equal to 50% of the previous month's operating cash flow, as defined in the mortgage note. Interest is computed at a rate of 9.5% per annum and any unpaid principal is due in full 2002.

     The equipment loans are comprised of four fixed rate notes which are collateralized by certain hotel equipment. The interest rates vary from 9% to 12% and all of these notes mature in 1997.

                              MINNEAPOLIS HOTELS
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED


     The required annual principal requirements, excluding the Luxeford secondary mortgage which does not contain fixed repayment terms, for the five years subsequent to December 31, 1996 are as follows:

             1997             $      500,269
             1998                    492,741
             1999                    544,163
             2000                  9,368,646
             2001                    306,353
             Thereafter            9,868,857
                                 -----------
                               $  21,081,029
                                 ===========


4.   COMMON STOCK:
     ------------

     The following is a summary of the common stock of the Hotels for December 31, 1996 and 1995:

                                                 Luxeford     Sheraton
                                                 --------     --------
    Par value                                    $     1      $ none
    Number of shares authorized                   25,000        25,000
    Number of shares issued and outstanding        1,000         1,000

5.   COMMITMENTS AND CONTINGENCIES:
     -----------------------------

     The Minneapolis Hotels utilize certain operating equipment which is leased under noncancelable agreements which extend beyond one year. Rent expense associated with these leases was approximately $58,000 for the year ending December 31, 1996. The following is a schedule of future minimum rental payments required under these operating leases having initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996:

               1997           $   60,469
               1998               46,086
               1999               37,213
               2000               25,803
               2001                5,530
                               ---------
                              $  175,101
                               =========

                              MINNEAPOLIS HOTELS
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED


     Franchise costs represent the annual expense for franchise royalties, reservation and advertising services under the terms of the Sheraton's franchise agreement with ITT Sheraton ("ITT") expiring in April 2002. Fees are computed based upon 6% of gross room revenue. The Sheraton will continue to be operated under the existing franchise agreement with ITT.

     The Hotels are subject to environmental regulations related to the ownership of real estate (hotels). The cost of complying with the environmental regulations was not material to the Hotels' combined statements of revenues over expenses for the year ended December 31, 1996. The Hotels are not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on the Hotels' financial statements.

6.   RELATED PARTY TRANSACTIONS:
     --------------------------

     The Hotels are managed by Klodt, under management agreements. These agreements provide for management fees of three percent and two percent of total revenues for the Sheraton and the Luxeford, respectively. Due to affiliates as of December 31, 1996 includes liabilities to Klodt for management fees and other direct expenses incurred by Klodt on behalf of the Hotels.

7.   GAIN ON SALE OF HOTEL PROPERTIES (UNAUDITED):
     --------------------------------------------

     As discussed in Note 1, the Hotels were sold in February and March of 1997 for approximately $35.5 million. Accordingly, no June 30, 1997 combined balance sheet is presented and a gain of approximately $20.1 million has been recognized in the statement of operations for the six months ended June 30, 1997. Immediately subsequent to the sale, the Minneapolis Hotels ceased to exist as entities and the remaining net noncash liabilities of $22,763,457 and the remaining cash of $35,313,806 were distributed to the owners.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Patriot American Hospitality, Inc.:

We have audited the accompanying combined statement of direct revenues and direct operating expenses of the Met Life Hotels (the "Hotels") as defined in
Note 1 for the year ended December 31, 1996. This statement is the responsibility of the Hotels' management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of direct revenues and direct operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of direct revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of direct revenues and direct operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of direct revenues and direct operating expenses has been prepared for the purpose of substantially complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the report on Form 8-K of Patriot American Hospitality, Inc. as described in
Note 1 and is not intended to be a complete presentation of the Hotels' revenues and expenses.

In our opinion, the combined statement of direct revenues and direct operating expenses referred to above presents fairly, in all material respects, the combined direct revenues and direct operating expenses as described in Note 1 of the Met Life Hotels for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                        /s/ COOPERS & LYBRAND L.L.P.

Dallas, Texas
June 27, 1997

                              THE MET LIFE HOTELS
                    COMBINED STATEMENTS OF DIRECT REVENUES
                         AND DIRECT OPERATING EXPENSES


                                                           Year Ended          Six Months Ended
                                                           December 31,            June 30,
                                                                        ------------------------------
                                                             1996            1996             1997
                                                        -------------   -------------   --------------
                                                                         (Unaudited)      (Unaudited)
Direct revenues from hotel operations:
   Rooms                                                $  47,116,733   $  23,869,421   $   18,562,594
   Food and beverage                                       27,774,710      13,708,866       10,767,675
   Telephone and other                                      8,072,556       3,980,753        3,807,641
                                                        -------------   -------------   --------------

            Total direct revenues                          82,963,999      41,559,040       33,137,910
                                                        -------------   -------------   --------------

Direct operating expenses:
   Departmental costs and expenses                         15,456,461       7,626,935        5,970,496
   Food and beverage                                       19,407,845       9,668,987        6,997,960
   General and administrative                               7,530,039       4,110,670        2,741,637
   Management fees                                          3,022,843       1,393,482        1,321,017
   Advertising and promotion                                7,466,802       3,813,197        2,608,785
   Repairs and maintenance                                  4,281,582       2,186,930        1,622,525
   Utilities                                                4,043,231       2,019,007        1,227,488
   Rent, real estate and personal property taxes,
      and insurance                                         3,350,394       1,652,250        1,437,333
                                                        -------------   -------------   --------------

         Total direct operating expenses                   64,559,197      32,471,458       23,927,241
                                                        -------------   -------------   --------------
            Direct revenues in excess of direct
              operating expenses                        $  18,404,802   $   9,087,582   $    9,210,669
                                                        =============   =============   ==============

   The accompanying notes are an integral part of these combined statements of direct revenues and direct operating expenses.

                              THE MET LIFE HOTELS
                NOTES TO COMBINED STATEMENTS OF DIRECT REVENUES
                        AND DIRECT OPERATING EXPENSES



1.   ORGANIZATION AND BASIS OF PRESENTATION:
     --------------------------------------

     ORGANIZATION
     ------------

     The accompanying combined statements of direct revenues and direct operating expenses include the direct revenues and direct operating expenses of the following hotel properties:


                                                            Number
                   Hotel Property                          of Rooms           Location
     ----------------------------------------------   -----------------    -----------------
       Doubletree at Allen Center ("Allen Center")             341         Houston, TX
       Doubletree Downtown Hotel ("Tulsa")                     418         Tulsa, OK
       Doubletree Hotel ("Orange")                             454         Orange, CA
       Doubletree Hotel and Conference Center ("St. Louis")    223         St. Louis, MO
       Doubletree Post Oak ("Post Oak")                        449         Houston, TX
       Doubletree Hotel ("Overland Park")                      357         Overland Park, KS

     These hotels (collectively the "Met Life Hotels" or the "Hotels") are owned by Metropolitan Life Insurance Company ("Met Life"). The Met Life Hotels have been presented on a combined basis as they were subject to common ownership and control and as they were the subject of a business combination with Patriot American Hospitality Partnership, L.P. ("Patriot") (through a limited partnership of which Patriot owns an 85% general partnership interest) for an aggregate purchase price of $196,800,000. The acquisition will include only the investment in Hotel properties and will not extend to any other assets or liabilities.

     The acquisition of the Allen Center Hotel by Patriot was closed in November 1996. The acquisition of the Tulsa Hotel by Patriot was closed in December 1996. Effective on the dates of these acquisitions, these hotels ceased to exist as entities. Accordingly, only the direct revenues and direct operating expenses of the Allen Center and Tulsa Hotels up to the dates of their acquisition by Patriot are included in the accompanying statements.

                              THE MET LIFE HOTELS
                NOTES TO COMBINED STATEMENTS OF DIRECT REVENUES
                   AND DIRECT OPERATING EXPENSES, CONTINUED


     BASIS OF PRESENTATION
     ---------------------

     The accompanying combined statements of direct revenues and direct operating expenses (the "Statements") have been prepared to substantially comply with the rules and regulations of the Securities and Exchange Commission for business combinations accounted for as a purchase. The accompanying combined statements include revenue and expenses directly related to the operations of the Hotels as reflected in the records of the Hotels' management company. The accompanying combined statements, rather than full audited financial statements, are presented for the Hotels because the Hotels were acquired from an unaffiliated third party in a negotiated transaction and records that supported historical costs of the investment in Hotel properties, indebtedness and equity of the Hotels were unavailable. Because it was not practicable to obtain full audited financial statements for the Hotels, the presentation does not include all revenue and expenses of Met Life, as they relate to the Hotels, such as (1) interest or other income earned on investments of Met Life, (2) depreciation expense and gains and losses on sales related to long-lived and short-lived assets (including the Hotels and related improvements), (3) amortization expense related to organizational costs or other deferred expenses of Met Life, (4) interest expense incurred on indebtedness of the Hotels and amortization of deferred loan costs, and (5) certain Met Life related general and administrative expenses. Therefore, the combined statements are not representative of the actual operations of the Hotels for the periods presented. Included in Note 5 is certain unaudited financial information related to the depreciation expense discussed above. All significant intercompany balances and transactions have been eliminated in combination.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------

     UNAUDITED INTERIM FINANCIAL INFORMATION
     ---------------------------------------

     The accompanying combined statements of direct revenues and direct operating expenses for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the combined statements of direct revenue and direct operating expenses for these interim periods have been included. The combined results for the interim periods are not necessarily indicative of the results for a full year.

                              THE MET LIFE HOTELS
                NOTES TO COMBINED STATEMENTS OF DIRECT REVENUES
                   AND DIRECT OPERATING EXPENSES, CONTINUED



     CAPITALIZATION POLICY
     ---------------------

     Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized.

     REVENUE RECOGNITION
     -------------------

     Revenue is recognized when earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

     SEASONALITY
     -----------

     The hotel industry is seasonal in nature. Generally, revenue at the Hotels is greater in the second and third quarters of a calendar year.

     USE OF ESTIMATES
     ----------------

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


3.   RELATED PARTY TRANSACTIONS:
     --------------------------

     MANAGEMENT AGREEMENTS
     ---------------------

     The Hotels are managed by Doubletree Hotel Corporation ("Doubletree") under management agreements which expire in 2010. These agreements provide for management fees of three percent of total revenues. These agreements also provide for incentive management fees based on net operating income after a deferred owner participation. Incentive fees cannot exceed three percent of total revenues. Incentive fees of $603,543 are included in management fees for the year ended December 31, 1996.

                              THE MET LIFE HOTELS
                NOTES TO COMBINED STATEMENTS OF DIRECT REVENUES
                   AND DIRECT OPERATING EXPENSES, CONTINUED



     MARKETING ASSESSMENTS
     ---------------------

     In exchange for use of its central marketing and reservation system, Doubletree assesses the Hotels four percent of gross room revenue. Marketing and reservation assessments of approximately $1.9 million are included in advertising and promotion expense for the year ended December 31, 1996.


4.   EMPLOYEE BENEFIT PLAN:
     ---------------------

     The Hotels maintains a defined benefit savings plan for all eligible employees. Hotel contributions are based on the participating employees' contributions reduced by any forfeitures in the plan. Vesting begins after three years with 100% vesting after six years. The Hotels' contributions were $328,573 for the year ended December 31, 1996.


5.   UNAUDITED FINANCIAL INFORMATION:
     -------------------------------

     The following supplemental financial information has been provided by the Hotels' management company on an unaudited basis for certain of those expenses which have been omitted from the accompanying Statements. Supporting information was not provided by the owner.

     Additions to furniture, fixtures and equipment ("FF&E") for the Hotels totaled $2,991,665 for the year ended December 31, 1996. Depreciation expense related to FF&E is computed using the straight-line method based on estimated useful lives ranging from three to ten years. Estimated depreciation expense related to FF&E was approximately $2,000,000 for the year ended December 31, 1996.

     Patriot's estimated allocation of the purchase price will be $16 million to land, $166 million to building and improvements, and $16 million to FF&E. Expected lives for building and improvements, and FF&E are thirty-five years and five to seven years, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders
Patriot American Hospitality, Inc.:

We have audited the accompanying combined balance sheet of the Snavely Hotels (the "Hotels") as defined in Note 1 as of December 31, 1996, and the related combined statements of operations, partners' capital, and cash flows for the year then ended. These combined financial statements are the responsibility of the Hotels' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Snavely Hotels as of December 31, 1996, and the combined results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                          /s/ COOPERS & LYBRAND L.L.P.

Dallas, Texas
September 8, 1997

                                SNAVELY HOTELS
                            COMBINED BALANCE SHEETS

                                                                December 31,         June 30,
                         ASSETS                                     1996               1997
                                                              ---------------     --------------
                                                                                    (unaudited)
Investments in hotel properties, at cost:
   Land                                                       $    4,429,980      $   4,429,980
   Building and improvements                                      24,690,693         25,040,023
   Furniture and equipment                                         9,048,137          9,048,137
   Less accumulated depreciation                                 (13,774,383)       (14,379,225)
                                                              ---------------     -------------

              Net investment  in hotel properties                 24,394,427         24,138,915

Cash and cash equivalents                                            942,102          1,240,968
Cash held in escrow                                                  889,007            594,566
Accounts receivable, net                                             713,117            718,046
Inventories                                                           80,018             80,197
Deferred expenses, net                                               598,868            533,591
Prepaid expenses and other assets                                     90,786            430,770
                                                              --------------      -------------

              Total assets                                    $   27,708,325      $  27,737,053
                                                              ==============      =============

                       LIABILITIES AND PARTNERS' CAPITAL

Debt and capital lease obligations                            $   31,970,003      $  31,446,887
Accounts payable and accrued expenses                              2,508,450          2,227,157
Amounts due to affiliates                                            354,203            218,279
                                                              --------------      -------------

              Total liabilities                                   34,832,656         33,892,323

Commitments and contingencies (Note 4)

 Partners' capital (deficit)                                      (7,124,331)        (6,155,270)
                                                              --------------      -------------

              Total liabilities and partners' capital         $   27,708,325      $  27,737,053
                                                              ==============      =============

    The accompanying notes are an integral part of these combined financial statements.

                                SNAVELY HOTELS
                       COMBINED STATEMENTS OF OPERATIONS


                                                          Year Ended
                                                         December 31,       Six Months Ended June 30,
                                                             1996             1996             1997
                                                       --------------   --------------   --------------
                                                                          (unaudited)      (unaudited)
Revenues:
   Rooms                                               $   14,465,631   $    6,731,126   $    7,236,869
   Food and beverage                                        4,534,881        2,168,064        2,353,868
   Telephone and other                                        830,094          401,323          404,680
                                                       --------------   --------------   --------------

            Total revenues                                 19,830,606        9,300,513        9,995,417
                                                       --------------   --------------   --------------
 Expenses:
   Departmental costs and expenses                          3,609,920        1,692,148        1,787,372
   Food and beverage                                        3,724,285        1,790,448        1,851,702
   General and administrative                               1,530,436          708,859          783,952
   Management fees                                            868,307          410,528          439,773
   Franchise costs                                            966,727          454,497          503,212
   Advertising and promotion                                  784,034          418,609          401,225
   Utilities                                                1,058,993          517,398          503,566
   Repairs and maintenance                                    741,078          342,791          348,548
   Real estate and personal property taxes and
    insurance                                                 791,029          387,120          394,696
   Interest                                                 2,901,732        1,369,046        1,242,191
   Depreciation and amortization                            1,609,494          803,190          670,119
                                                       --------------   --------------   --------------

            Total expenses                                 18,586,035        8,894,634        8,926,356
                                                       --------------   --------------   --------------

               Net income                              $    1,244,571   $      405,879   $    1,069,061
                                                       ==============   ==============   ==============

    The accompanying notes are an integral part of these combined financial statements.

                                SNAVELY HOTELS
              COMBINED STATEMENT OF CHANGES IN PARTNERS' CAPITAL

Balance at December 31, 1995                 $ (7,744,011)

  Distributions                                  (624,891)

  Net income                                    1,244,571
                                            -------------

Balance at December 31, 1996                   (7,124,331)

  Distributions (unaudited)                      (100,000)

  Net income (unaudited)                        1,069,061
                                            -------------

Balance at June 30, 1997 (unaudited)         $ (6,155,270)
                                            =============

    The accompanying notes are an integral part of these combined financial statements.

                                SNAVELY HOTELS
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                Year Ended
                                                               December 31,     Six Months Ended June 30,
                                                                  1996             1996           1997
                                                              --------------   -----------     -----------
                                                                               (unaudited)     (unaudited)
Cash flows from operating activities:
  Net income                                                  $  1,244,571     $   405,879     $  1,069,061
  Adjustments to reconcile net income
    to net cash provided by operating activities:
    Depreciation and amortization                                1,609,494         803,190          670,119
    Changes in assets and liabilities:
      Cash held in escrow                                         (235,462)        151,257          294,441
      Accounts receivable                                         (266,681)       (177,546)          (4,929)
      Inventories                                                   (2,150)          4,950             (179)
      Deferred expenses                                                  -         (16,964)               -
      Prepaid expenses and other assets                            (41,903)        (39,150)        (339,984)
      Accounts payable and accrued expenses                        299,063         (28,154)        (281,293)
      Amount due to affiliates                                     (44,991)           (703)        (135,924)
                                                              ------------     -----------     ------------

          Net cash provided by operating activities              2,561,941       1,102,759        1,271,312
                                                              ------------     -----------     ------------

Cash flows from investing activities:
  Acquisition and improvements in hotel properties                (498,602)       (273,774)        (349,330)
                                                              ------------     -----------     ------------

          Net cash used in investing activities                   (498,602)       (273,774)        (349,330)
                                                              ------------     -----------     ------------

Cash flows from financing activities:
  Repayments of debt and capital lease obligations              (1,395,312)       (378,399)        (523,116)
  Distributions paid                                              (624,891)       (124,012)        (100,000)
                                                              ------------     -----------     ------------

          Net cash used in financing activities                 (2,020,203)       (502,411)        (623,116)
                                                              ------------     -----------     ------------

Net increase in cash and cash equivalents                           43,136         326,574          298,866

Cash and cash equivalents at beginning of periods                  898,966         898,966          942,102
                                                              ------------     -----------     ------------

Cash and cash equivalents at end of periods                   $    942,102     $ 1,225,540     $  1,240,968
                                                              ============     ===========     ============

Supplemental disclosures of cash flow information:
  Cash paid for interest                                      $  2,845,937     $ 1,364,973     $  1,272,870
                                                              ============     ===========     ============

  Capital lease obligation assumed for acquisition
    of equipment                                              $     64,000     $         -     $          -
                                                              ============     ===========     ============

    The accompanying notes are an integral part of these combined financial statements.

                                 SNAVELY HOTELS
                    NOTES TO COMBINED FINANCIAL STATEMENTS



1.      ORGANIZATION AND BASIS OF PRESENTATION:
        --------------------------------------

        The accompanying combined financial statements include the financial statements of the 130-room Radisson Inn in Akron, Ohio (the "Akron Hotel"), the 266-room Holiday Inn in Westlake, Ohio (the "Westlake Hotel"), the 196-room Radisson Inn in Beachwood, (the "Beachwood Radisson Hotel") Ohio and the 113-room Courtyard by Marriott in Beachwood, Ohio (the "Beachwood Courtyard Hotel") (collectively the "Snavely Hotels" or the "Hotels"). The Snavely Hotels were owned by the Snavely Group ("Snavely") and have been presented on a combined basis as they were subject to common ownership and control and as they were the subject of a business combination with Patriot American Hospitality Partnership, L.P ("Patriot") on July 1, 1997.

        The hotels were owned by limited partnerships which formed limited liability companies prior to the business combination. Patriot contributed approximately $6,750,000 in return for 90% of the equity interest in the Akron Hotel; approximately $16,875,000 in return for 90% of the equity interest in the Westlake Hotel; approximately $13,275,000 in return for 90% of the equity interest in the Beachwood Radisson Hotel and approximately $9,000,000 in return for 90% of the equity interest in the Beachwood Courtyard Hotel.

        All significant intercompany balances and transactions have been eliminated as combination.


2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
        ------------------------------------------

        UNAUDITED INTERIM FINANCIAL INFORMATION
        ---------------------------------------

        The accompanying combined statements of operations, changes in partners' capital, and cash flows for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the combined operations, changes in partners' equity, and cash flows for these interim periods have been included. The combined results for the interim periods are not necessarily indicative of the results for a full year.

                                 SNAVELY HOTELS
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED



        INVESTMENTS IN HOTEL PROPERTIES
        -------------------------------

        The hotel properties are stated at cost. Depreciation is computed using the straight-line method based upon the following estimated useful lives:

                                                                 Years
                                                                 -----
                   Buildings                                     31-40
                   Building improvements                            20
                   Furniture and equipment                         5-7

        Maintenance and repairs are charges to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts, and the gain or loss is included in operations.

        The respective owners of the Snavely Hotels review the carrying value of each property to determine if circumstances exist indicating an impairment in the carrying value of the investment of the hotel property or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, the respective owners of the Snavely Hotels will prepare a projection of the undiscounted future cash flows, without interest charges, of the specific hotel property and determine if the investment in hotel property is recoverable based on the undiscounted future cash flows. The respective owners of the Snavely Hotels do not believe that there are any factors or circumstances indicating impairment of any of its investment in hotel properties.

        CASH AND CASH EQUIVALENTS
        -------------------------

        All highly liquid investments with maturity of three months or less when purchased are considered to be cash equivalents.

        The Hotels regularly maintain cash and cash equivalents in accounts with various financial institutions in excess of amounts ensured by the Federal Deposit Insurance Corporation ("FDIC"). As of December 31, 1996, the Hotels maintained approximately $1.1 million of such deposits

                                 SNAVELY HOTELS
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED



        CASH HELD IN ESCROW
        -------------------

        Cash held in escrow consists primarily of amounts escrowed for the payment of real and personal property taxes and capital replacement pursuant to certain mortgage note agreements.

        INVENTORIES
        -----------

        Inventories, consist predominantly of food, beverages and supplies are stated at cost, which approximates market, with cost determined using the first-in, first-out method.

        DEFERRED EXPENSES
        -----------------

        Deferred expenses primarily consist of franchise costs and deferred loan costs. Amortization is computed using the effective yield method for deferred loan costs and the straight-line method for franchise costs based upon the terms of the franchise and loan agreements which range from 5 years to 20 years.

        Accumulated amortization is $799,215 at December 31, 1996.

        REVENUE RECOGNITION
        -------------------

        Revenue is recognized when earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

        INCOME TAXES
        ------------

        No provisions have been included for income taxes as the hotels are owned by limited partnerships. Any income or loss was taxed to the partners in their individual income tax returns.

        FAIR VALUE OF FINANCIAL INSTRUMENTS
        -----------------------------------

        The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these investments. The carrying amounts of variable and fixed rate debt approximate their fair values which is estimated based on discounted cash flows at rates currently available to the Hotels for debt with similar terms and remaining maturities.

                                 SNAVELY HOTELS
               NOTES TO COMBINED FINANCIAL STATEMENTS, Continued



        SEASONALITY
        -----------

        The hotel industry is seasonal in nature. Generally, revenue at the Hotels is greater in the second or third quarters of a calendar year.

        USE OF ESTIMATES
        ----------------

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.      DEBT AND CAPITAL LEASE OBLIGATIONS:
        ----------------------------------

        At December 31, 1996, debt and capital lease obligations consist of the following:

         Mortgage notes payable                                   $  18,487,645
         Bonds payable                                               10,221,655
         Note payable                                                 3,150,000
                                                                    -----------

               Total debt                                            31,859,300

         Capital lease obligations                                      110,703
                                                                    -----------

               Total debt and capital lease obligations           $  31,970,003
                                                                  =============

        Mortgage notes payable consist of four fixed interest rate loans.
        The Akron Hotel mortgage note bears interest at 8.75% and is due in payments of interest only (8.0% at December 31, 1996) until December 31, 1998 at which time the note and unpaid interest is due in full. The balance of the loan was $6,625,219 at December 31, 1996. The Beachwood Radisson mortgage note bears interest at 9.75% and is due in monthly payments of principal and interest of $56,911 with a balloon payment due on May 31, 2005. The balance of the loan was $5,823,545

                                 SNAVELY HOTELS
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED



        at December 31, 1996. The Westlake Hotel mortgage note bears interest at 9.32% and is due in monthly payments of principal and interest of $30,373 with a balloon payment due on April 1, 2000. The balance of the loan was $3,197,793 at December 31, 1996. The Westlake Hotel second mortgage note is due in full on April 1, 2000 and interest is computed at a rate of 9.5% per annum. In conjunction with this loan, principal and interest payments are made based on a formula determined by cash flow, as defined in the loan agreement. The balance of the loan was $2,841,088 at December 31, 1996.

        Bonds payable consist of two variable rate demand industrial development refunding revenue bonds issued through the County of Cuyahoga, Ohio and the City of Westlake, Ohio, respectively. Both issuances bear interest at the lowest interest rate necessary (the average of which was 3.9% during the year ended December 31, 1996) to enable the remarketing agent to sell refunding bonds of an equal outstanding principal amount plus accrued interest. The Snavely Hotels are required to make semi-annual sinking fund payments ranging from $105,000 - $560,000 through June 1, 2005. The balances of the Beachwood Courtyard Hotel bonds was $3,836,655 and the Westlake Hotel bonds was $6,385,000 at December 31, 1996.

        The Beachwood note payable (Radisson) bears interest at 12% and is due in payments of interest only until March 31, 2000 at which time the principal balance of $3,150,000 is due in full. In conjunction with this note, additional interest payments are made based on a formula determined by cash flow and capital proceeds, as defined in the note agreement.

        The required annual principal payments, excluding the Westlake second mortgage note which does not contain fixed repayment terms, for the five years subsequent to December 31, 1996 are as follows:

          1997                                    $     843,813
          1998                                        7,587,961
          1999                                        1,073,571
          2000                                        4,301,488
          2001                                        1,221,704
          Thereafter                                 13,989,675
                                                  -------------
                                                  $  29,018,212
                                                  =============

                                 SNAVELY HOTELS
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED



        The Hotels have acquired certain equipment pursuant to capital lease agreements. This equipment has cost of $144,365 and accumulated depreciation of $20,340. Future lease payments required pursuant to these obligations are as follows:

             1997                                           $  56,108
             1998                                              52,911
             1999                                              12,342
                                                            ---------

                                                              121,361
             Less interest                                     10,668
                                                            ---------

                                                            $ 110,693
                                                            =========

4.      COMMITMENTS AND CONTINGENCIES:
        -----------------------------

        The Snavely Hotels utilize certain operating equipment which is leased under non cancelable agreements which extend beyond one year. Rent expense associated with these leases was approximately $238,285 for the year ending December 31, 1996. The following is a schedule of future minimum rental payments required under these operating leases having initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996:

             1997                                           $  210,020
             1998                                              176,120
             1999                                               99,043
             2000                                               59,545
             2001                                               45,606
                                                            ----------

                                                            $  590,334
                                                            ==========

        Franchise costs represent the annual expense for franchise royalties, reservation and advertising services under the terms of hotel franchise agreements expiring at various dates through November 2012. Fees are computed based upon a percentage of gross room revenue ranging in aggregate from 5.5% to 8.25%. The hotels will continue to be operated under the existing franchise agreements with the same franchisors.

                                 SNAVELY HOTELS
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED



        The Hotels are subject to environmental regulations related to the ownership of real estate (hotels). The cost of complying with the environmental regulations was not material to the Hotels' combined statements of operations for the year ended December 31, 1996. The Hotels are not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on the Hotels' financial statements.


5.      RELATED PARTY TRANSACTIONS:
        --------------------------

        The Hotels are managed by an affiliate of Snavely under management agreements which expire at various dates through April 2005. These agreements provide for management fees of five and one half percent to eight and one half percent of gross revenues for the Akron Hotel, the Westlake Hotel, and the Beachwood Courtyard and for an annual fee of $100,000 for the Beachwood Radisson. The terms of these agreements expire at various dates through April 2005. The hotels will continue to be operated under the existing agreements with the same management company. Due to affiliates as of December 31, 1996 includes liabilities to Snavely and its affiliates for management fees of $40,390 and working capital advances of $313,813.


6.      CONVEYANCE OF HOTEL PROPERTIES' INTEREST:
        ----------------------------------------

        As discussed in Note 1, 90% of the equity interest in the hotels was acquired by Patriot on July 1, 1996.